EXHIBIT 10.1
EXECUTION VERSION

FOUR YEAR CREDIT AGREEMENT

Dated as of August 26, 2010

Among

INTERNATIONAL CCE INC.

as Company

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

CITIBANK, N.A.

as Administrative Agent

and

DEUTSCHE BANK SECURITIES INC.

as Syndication Agent

and

CREDIT SUISSE SECURITIES (USA) LLC

as Documentation Agent

CITIGROUP GLOBAL MARKETS INC.

DEUTSCHE BANK SECURITIES INC.

and

CREDIT SUISSE SECURITIES (USA) LLC

as Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1

SECTION 1.01.	Certain Defined Terms	1
SECTION 1.02.	Computation of Time Periods	15
SECTION 1.03.	Accounting Terms and Determinations	15

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

15

SECTION 2.01.	Revolving Credit Advances	15
SECTION 2.02.	Making the Revolving Credit Advances	15
SECTION 2.03.	The Competitive Bid Advances	17
SECTION 2.04.	[Reserved]	22
SECTION 2.05.	Fees	22
SECTION 2.06.	Termination or Reduction of the Revolving Credit Commitments	22
SECTION 2.07.	Repayment of Revolving Credit Advances	23
SECTION 2.08.	Interest on Revolving Credit Advances	23
SECTION 2.09.	Interest Rate Determination	24
SECTION 2.10.	Optional Conversion of Revolving Credit Advances	26
SECTION 2.11.	Prepayments of Revolving Credit Advances	26
SECTION 2.12.	Increased Costs	27
SECTION 2.13.	Illegality	28
SECTION 2.14.	Payments and Computations	29
SECTION 2.15.	Taxes	30
SECTION 2.16.	Sharing of Payments, Etc	33
SECTION 2.17.	Evidence of Debt	34
SECTION 2.18.	Use of Proceeds	34
SECTION 2.19.	Increase in the Aggregate Commitments	34
SECTION 2.20.	Extension of Termination Date	36
SECTION 2.21.	Regulation D Compensation	38
SECTION 2.22.	Defaulting Lenders	38

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

39

SECTION 3.01.	Conditions Precedent to Effectiveness of this Agreement	39
SECTION 3.02.	Initial Advance to Each Designated Subsidiary	40
SECTION 3.03.	Conditions Precedent to Each Revolving Credit Borrowing and Revolving Credit Commitment Increase	41
SECTION 3.04.	Conditions Precedent to Each Competitive Bid Borrowing	42
SECTION 3.05.	Determinations Under Section 3.01	43

i

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

43

SECTION 4.01.	Representations and Warranties of the Borrower	43

ARTICLE V

COVENANTS OF THE COMPANY

44

SECTION 5.01.	Affirmative Covenants	44
SECTION 5.02.	Negative Covenants	47

ARTICLE VI

EVENTS OF DEFAULT

49

SECTION 6.01.	Events of Default	49

ARTICLE VII

GUARANTEE

51

SECTION 7.01.	Unconditional Guarantee	51
SECTION 7.02.	Guarantee Absolute	51
SECTION 7.03.	Waivers	52
SECTION 7.04.	Subrogation	52
SECTION 7.05.	Survival	53

ARTICLE VIII

THE AGENT

53

SECTION 8.01.	Authorization and Action	53
SECTION 8.02.	Agent’s Reliance, Etc	54
SECTION 8.03.	Citibank and Affiliates	54
SECTION 8.04.	Lender Credit Decision	55
SECTION 8.05.	Indemnification	55
SECTION 8.06.	Successor Agent	55
SECTION 8.07.	Other Agents	55

ARTICLE IX

MISCELLANEOUS

56

SECTION 9.01.	Amendments, Etc	56
SECTION 9.02.	Notices, Etc	56
SECTION 9.03.	No Waiver; Remedies	58
SECTION 9.04.	Costs and Expenses	58
SECTION 9.05.	Right of Set-off	59
SECTION 9.06.	Binding Effect	59
SECTION 9.07.	Assignments and Participations	60
SECTION 9.08.	Designated Subsidiaries	62
SECTION 9.09.	Confidentiality	63
SECTION 9.10.	Governing Law	64
SECTION 9.11.	Execution in Counterparts	64
SECTION 9.12.	Judgment	64
SECTION 9.13.	Jurisdiction, Etc	65
SECTION 9.14.	Substitution of Currency	66
SECTION 9.15.	Power of Attorney	66
SECTION 9.16.	Patriot Act Notice	66

Schedules

Schedule I                -           List of Applicable Lending Offices
Schedule 5.02           -           Pre-Merger Negative Covenants

Exhibits

Exhibit A-1                 -           Form of Revolving Credit Note
Exhibit A-2                 -           Form of Competitive Bid Note
Exhibit B-1                  -           Form of Notice of Committed Borrowing
Exhibit B-2                  -           Form of Notice of Competitive Bid Borrowing
Exhibit C                     -           Form of Assignment and Acceptance
Exhibit D                     -           Form of Designation Letter
Exhibit E                      -           Form of Acceptance by Process Agent
Exhibit F                      -           Form of Opinion of Counsel to a Designated Subsidiary
Exhibit G                      -           Form of Solvency Certificate
Exhibit H                     -           Form of Opinion of Counsel for the Borrower

FOUR YEAR CREDIT AGREEMENT, dated as of August 26, 2010, among INTERNATIONAL CCE INC., a Delaware corporation (the “Company”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, CITIBANK, N.A. (“Citibank”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), DEUTSCHE BANK SECURITIES INC. (“DBSI”), as syndication agent (in such capacity, the “Syndication Agent”), CREDIT SUISSE SECURITIES (USA) LLC (“CS Securities”), as documentation agent (in such capacity, the “Documentation Agent”), CITIGROUP GLOBAL MARKETS INC. (“CGMI”), DBSI and CS Securities, as joint book-running managers and joint lead arrangers for the Lenders (in such capacity, the “Arrangers”).

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Act” has the meaning specified in Section 9.16.

“Advance” means a Revolving Credit Advance or a Competitive Bid Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.

“Agency Fee Letter” means the letter dated July 28, 2010, addressed to the Company from the Agent and accepted by the Company on July 28, 2010, with respect to certain fees to be paid from time to time to the Agent.

“Agent’s Account” means (a) in the case of Advances denominated in Dollars, the account of the Agent maintained by the Agent at Citibank at its office at Building #3, 1615 Brett Road, New Castle, Delaware 19720, Account No. 36852248, Attention:  Bank Loan Syndications, (b) in the case of Advances denominated in any Committed Currency, the account of the Sub-Agent designated in writing from time to time by the Agent to the Company and the Revolving Credit Lenders for such purpose and (c) in any such case, such other account of the Agent as is designated in writing from time to time by the Agent to the Company and the Lenders for such purpose.

“All or Substantially All” means any conveyance, transfer, lease or sale of property or assets representing more than 75% of the Company’s total assets or revenues, determined on a consolidated basis as of the date of the last audit after giving pro forma effect to the conveyance, transfer, lease or sale.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Agent as its Applicable Lending Office with respect to such Competitive Bid Advance.

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s/Fitch	Eurocurrency Rate	Base Rate
Level 1 A+/A1/A+ or above	1.00%	0.00%
Level 2 A/A2/A	1.125%	0.125%
Level 3 A-/A3/A-	1.25%	0.25%
Level 4 BBB+/Baa1/BBB+	1.75%	0.75%
Level 5 BBB/Baa2/BBB or lower	2.00%	1.00%

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s/Fitch	Applicable Percentage
Level 1 A+/A1/A+ or above	0.125%
Level 2 A/A2/A	0.150%
Level 3 A-/A3/A-	0.175%
Level 4 BBB+/Baa1/BBB+	0.225%
Level 5 BBB/Baa2/BBB or lower	0.275%

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Assuming Lender” has the meaning specified in Section 2.19(e).

“Assumption Agreement” has the meaning specified in Section 2.19(e)(ii).

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a)           the rate of interest announced publicly by  Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b)           the British Bankers Association Interest Settlement Rate applicable to Dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on Reuters LIBOR01 Page (or other commercially available source providing such quotations as designated by the Agent from time to time) at approximately 11:00 A.M. (London time) on such day); and

(c)           ½ of one percent per annum above the Federal Funds Rate.

“Base Rate Advance” means a Revolving Credit Advance denominated in Dollars that bears interest as provided in Section 2.08(a)(i).

“Borrowers” means, collectively, the Company and each Designated Subsidiary that shall become a party to this Agreement pursuant to Section 9.08.

“Borrowing” means a Revolving Credit Borrowing or a Competitive Bid Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City, if the applicable Business Day relates to any Eurocurrency Rate Advances or LIBO Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London and in the country of issue of the currency of such Eurocurrency Rate Advance or LIBO Rate Advance (or, in the case of an Advance denominated in the Euro, a TARGET Day).

“Cash” has the meaning specified in Section 5.02(b).

“Change of Control” shall mean (a) prior to the consummation of the Merger, Coca-Cola Enterprises Inc. ceases to own and control, directly or indirectly, beneficially or of record, 100% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the Borrower and (b) after the consummation of the Merger, (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), of equity interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the Borrower; or (ii) occupation of a majority of the seats (other than vacant seats) on the Board of Directors by Persons who were neither (x) nominated by the Board of Directors nor (y) appointed by directors so nominated.

“Citibank” has the meaning ascribed to such term in the preamble hereto.

“Commitment Date” has the meaning specified in Section 2.19(c).

“Commitment Extension” means an extension of the Termination Date in accordance with Section 2.20.

“Committed Currencies” means lawful currency of the United Kingdom of Great Britain and Northern Ireland, lawful currency of the Kingdom of Norway, lawful currency of the Kingdom of Sweden and the Euro.

“Committed Currency Lenders” means any Lender that has a Commitment to make Advances in a Committed Currency.

“Company” has the meaning ascribed to such term in the preamble hereto, which Company shall be re-named Coca-Cola Enterprises, Inc., a Delaware corporation after consummation of the Merger.

“Competitive Bid Advance” means an advance by a Lender to any Borrower as part of a Competitive Bid Borrowing resulting from the competitive bidding procedure described in Section 2.03 and refers to a Fixed Rate Advance or a LIBO Rate Advance (each of which shall be a “Type” of Competitive Bid Advance).

“Competitive Bid Borrowing” means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the competitive bidding procedure described in Section 2.03.

“Competitive Bid Note” means a promissory note of any Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of such Borrower to such Lender resulting from a Competitive Bid Advance made by such Lender to such Borrower.

“Confidential Information” means information that any Borrower furnishes to the Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Lender from a source other than a Borrower.

“Consenting Lender” has the meaning specified in Section 2.20(b).

“Consolidated” refers to the consolidation of the financial statements of the Company and its Subsidiaries in accordance with GAAP, including principles of consolidation.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.09 or 2.10.

“CS Securities” has the meaning ascribed to such term in the preamble hereto.

“DB” means, collectively, DBSI and DBNY.

“DBLO” means Deutsche Bank AG London Branch.

“DBNY” means Deutsche Bank AG New York Branch.

“Debt” means (i) indebtedness for borrowed money or for the deferred purchase price of property or services, other than (x) trade accounts payable on customary terms in the ordinary course of business and (y) financial obligations under management consulting contracts or noncompete agreements with unaffiliated Persons entered into in connection with the acquisition of the bottling businesses of such Persons, (ii) financial obligations evidenced by bonds, debentures, notes or other similar instruments and (iii) financial obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), at any time, any Lender that, at such time (a) has failed to perform any of its funding obligations hereunder within two Business Days of the date required to be funded by it hereunder, (b) has notified the Company or the Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Agent (based on its reasonable belief that such Lender may not fulfill its funding obligations hereunder), to confirm in a manner satisfactory to the Agent that it will comply with its funding obligations hereunder, (d) a Lender Insolvency Event has occurred with respect to such Lender, or (e) has, or has a direct or indirect Parent Company that has, (i) become the subject of a proceeding under any debtor relief law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the control, ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority.  Any determination that a Lender is a Defaulting Lender under clauses (a) through (e) above will be made by the Agent in its reasonable discretion acting in good faith.

“Derivatives Obligations” of any Person, means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, forward rate contract, commodity forward contract, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Designated Subsidiary” means any wholly-owned Subsidiary of the Company designated for borrowing privileges as a Borrower under this Agreement pursuant to Section 9.08.

“Designated Subsidiary (Bid only)” has the meaning specified in Section 9.08(a).

“Designated Subsidiary Obligations” has the meaning specified in Section 7.01.

“Designation Letter” means, with respect to any Designated Subsidiary, a letter in the form of Exhibit D hereto signed by such Designated Subsidiary and the Company.

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Documentation Agent” has the meaning ascribed to such term in the preamble hereto.

“Domestic Lending Office” means, with respect to any Initial Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto and, with respect to any other Lender, the office of such Lender specified as its “Domestic Lending Office” in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

“Effective Date” means the date on which all conditions specified in Section 3.01 have been satisfied but in any event not later than September 30, 2010.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender that is engaged in the business of commercial banking; and (iii) any other Person approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.07, the Company, such approvals not to be unreasonably withheld or delayed; provided, however, that neither the Company nor an Affiliate of the Company shall qualify as an Eligible Assignee.

“Equivalent” in Dollars of any Committed Currency on any date means the equivalent in Dollars of such Committed Currency determined by using the quoted Spot Exchange Rate on such date as is required pursuant to the terms of this Agreement, and the “Equivalent” in any Committed Currency of Dollars means the equivalent in such Committed Currency of Dollars determined by using the quoted Spot Exchange Rate on such date as is required pursuant to the terms of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome establishing the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.

“Eurocurrency Lending Office” means, with respect to any Initial Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule I hereto and, with respect to any other Lender, the office of such Lender specified as its “Eurocurrency Lending Office” in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Revolving Credit Borrowing, an interest rate per annum equal to the rate per annum (rounded to four (4) decimal places) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars or the applicable Committed Currency at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded to four (4) decimal places) of the rate per annum at which deposits in Dollars or the applicable Committed Currency are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Rate Advance comprising part of such Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period.  If the Reuters Screen LIBOR01 Page (or any successor page) is unavailable, the Eurocurrency Rate for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Revolving Credit Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period; subject, however, to the provisions of Section 2.09.

“Eurocurrency Rate Advance” means a Revolving Credit Advance denominated in Dollars or a Committed Currency that bears interest as provided in Section 2.08(a)(ii).

“Eurocurrency Rate Reserve Percentage” for any Interest Period for all Eurocurrency Rate Advances or LIBO Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances or LIBO Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Extension Date” has the meaning specified in Section 2.20(b).

“Facility” means the Revolving Credit Facility.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fitch” means Fitch Investors Service, Inc., or any successor to the rating agency business thereof.

“Fixed Rate Advances” has the meaning specified in Section 2.03(a)(i), which Advances shall be denominated in Dollars or in any Committed Currency.

“GAAP” means, with respect to any computation required or permitted hereunder, generally accepted accounting principles in effect in the United States of America which are applicable at the date of such computation and which are consistently applied for all applicable periods.

“GBP” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Increasing Lender” has the meaning specified in Section 2.19(e).

“Indebtedness” means any and all obligations of a Person for money borrowed which, in accordance with GAAP, would be reflected on the balance sheet of such Person as a liability on the date as of which Indebtedness is to be determined.

“Indemnified Taxes” has the meaning specified in Section 2.15(a).

“Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Revolving Credit Borrowing and each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or LIBO Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below and, thereafter, with respect to Eurocurrency Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one week with respect to any Interest Period requested prior to the consummation of the Merger and thereafter, one, two, three, six, or if acceptable to all Revolving Credit Lenders, nine months, as the Borrower requesting the Borrowing may, upon notice received by the Agent, in the case of a Eurocurrency Rate Advance, not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period or, in the case of a LIBO Rate Advance, as specified in Section 2.03(a)(i), select; provided, however, that:

(i)           such Borrower may not select any Interest Period that ends after the final Termination Date;

(ii)           Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Revolving Credit Borrowing or for LIBO Rate Advances comprising part of the same Competitive Bid Borrowing shall be of the same duration;

(iii)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iv)           whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” means the Initial Lenders, each Assuming Lender that shall become a party hereto pursuant to Section 2.19 or 2.20 and each Eligible Assignee that shall become a party hereto pursuant to Section 9.07.

“LIBO Rate” means, for any Interest Period for all LIBO Rate Advances comprising part of the same Competitive Bid Borrowing, an interest rate per annum equal to the rate per annum (rounded to four (4) decimal places) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars or the applicable Committed Currency at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded to four (4) decimal places) of the rate per annum at which deposits in Dollars or the applicable Committed Currency is offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the amount that would be the Reference Banks’ respective Ratable Shares of such Borrowing if such Borrowing were to be a Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period.  If the Reuters Screen LIBOR01 Page (or any successor page) is unavailable, the LIBO Rate for any Interest Period for each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period; subject, however, to the provisions of Section 2.09.

“LIBO Rate Advances” means a Competitive Bid Advance denominated in Dollars or in any Committed Currency and bearing interest based on the LIBO Rate.

“Merger” means the transactions to be consummated pursuant to the Merger Agreement.

“Merger Agreement” means the Business Separation and Merger Agreement dated as of February 25, 2010 by and among Coca-Cola Enterprises Inc., the Company, The Coca-Cola Company and Cobalt Subsidiary LLC (including the exhibits and schedules thereto).

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Mortgage” or “Mortgages” means any mortgage, pledge, lien, security interest or other encumbrances upon any Principal Property or on any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness are now owned or hereafter acquired).

“Net Tangible Assets” means the total assets of the Company and its Restricted Subsidiaries (including, without limitation, any net investment in non-Restricted Subsidiaries) after deducting therefrom (a) all current liabilities (excluding any thereof constituting Indebtedness) and (b) all goodwill, trade names, trademarks, franchises, patents, unamortized debt discount and expense, organizational and developmental expenses and other like segregated intangibles, all as computed by the Company and its Restricted Subsidiaries in accordance with GAAP as of the end of the fiscal year preceding the date of determination; provided, that any items constituting deferred income taxes, deferred investment tax credit or other similar items shall not be taken into account as a liability or as a deduction from or adjustment to total assets.

“NOK” means the lawful currency of the Kingdom of Norway.

“Non-Consenting Lender” has the meaning specified in Section 2.20(b).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Note” means a Revolving Credit Note or a Competitive Bid Note, as the context may require.

“Notice of Committed Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Competitive Bid Borrowing” has the meaning specified in Section 2.03(a).

“Other Taxes” has the meaning specified in Section 2.15(b).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Payment Office” means, for any Committed Currency, such office of Citibank as shall be from time to time selected by the Agent and notified by the Agent to the Borrowers and the Revolving Credit Lenders.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means any defined benefit plan as to which any Borrower has any obligation or liability, contingent or otherwise, and which (i) is subject to Title IV of ERISA or (ii) primarily covers current or former employees outside of the United States and is statutorily required to be funded.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pre-Merger Advance Date” has the meaning specified in Section 2.11(b)(ii).

“Principal Property” means each bottling plant or facility, except any such bottling plant or facility which the Board of Directors of the Company by resolution reasonably determines not to be of material importance to the total business conducted by the Company and its Restricted Subsidiaries.

“Process Agent” has the meaning specified in Section 9.13(a).

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by a Rating Agency for any class of non-credit enhanced long-term senior unsecured debt issued by the Company or, if any such Rating Agency shall have issued more than one such rating, the lowest such rating issued by such Rating Agency.  For purposes of the foregoing, (a) if only one Rating Agency shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if no Rating Agency shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 5 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (c) if the ratings established by the Rating Agencies shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the rating of two of such Rating Agencies that fall within the same level or, if the rating of the three Rating Agencies shall fall within three different levels, the Applicable Margin and the Applicable Percentage shall be based upon the middle rating; (d) if any rating established by any Rating Agency shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the Rating Agency making such change; and (e) if any Rating Agency shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by such Rating Agency shall refer to the then equivalent rating by such Rating Agency.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.06 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.06 or 6.01, the aggregate amount of all Revolving Credit Commitments as in effect immediately prior to such termination).

“Rating Agency” means any of S&P, Moody’s, Fitch or any substitute rating agency designated by the Company and acceptable to the Required Lenders.  When reference is made herein to “Rating Agencies” it is to more than one Rating Agency.

“Reference Banks” means Citibank, Credit Suisse AG, Cayman Islands Branch, DBNY and DBLO.

“Register” has the meaning specified in Section 9.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Required Lenders” means at any time Non-Defaulting Lenders (voting as one class) having at least 50.1% of the Revolving Credit Commitments of Non-Defaulting Lenders at such time.

“Restricted Subsidiary” means any Subsidiary which owns or is the lessee of any Principal Property.

“Revolving Credit Advance” means an advance by a Revolving Credit Lender to a Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Revolving Credit Lenders pursuant to Section 2.01.

“Revolving Credit Commitment” means as to any Lender (a) as of the Effective Date, the Dollar amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the Dollar amount set forth in such Assumption Agreement or (c) if such Lender has entered into any Assignment and Acceptance, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(d) as such Lender’s “Revolving Credit Commitment”, as such amount may be reduced pursuant to Section 2.06 or increased pursuant to Section 2.19.

“Revolving Credit Commitment Increase” has the meaning specified in Section 2.19(a).

“Revolving Credit Facility” means, at any time, the aggregate of the Revolving Credit Commitments at such time.

“Revolving Credit Lender” means any Lender that has a Revolving Credit Commitment.

“Revolving Credit Note” means a promissory note of any Borrower payable to the order of any Revolving Credit Lender, delivered pursuant to a request made under Section 2.17, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender to such Borrower.

“Revolving Credit Increase Date” has the meaning specified in Section 2.19(a).

“S&P” means Standard & Poor’s Ratings Services, or any successor to the rating agency business thereof.

“SEC” means the United States Securities and Exchange Commission.

“SEK” means the lawful currency of the Kingdom of Sweden.

“Secured Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed secured by any Mortgage.

“Significant Subsidiary” means any Subsidiary of the Company having, as of the end of the Company’s most recently completed fiscal year, (a) assets with a value of not less than 10% of the total value of the assets of the Company and its Subsidiaries, taken as a whole, or (b) income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of not less than 10% of such income of the Company and its Subsidiaries, taken as a whole.

“Spot Exchange Rate” means, at any date of determination thereof, (a) with respect to the conversion of Dollars into Euros or the conversion of Euros into Dollars, the spot rate of exchange in London that appears at 11:00 A.M, (London time), on the display page applicable to the relevant currency on the Sub-Agent Spot Rate of Exchange (or such other page as may replace such page on such service for the purpose of displaying the spot rate of exchange in London for the conversion of Dollars into Euros or the conversion of Euros into Dollars, as applicable), (b) with respect to the conversion of Dollars into NOK or the conversion of NOK into Dollars, the spot rate of exchange in London that appears at 11:00 A.M. (London time), on the display page applicable to the relevant currency on the Sub-Agent Spot Rate of Exchange (or such other page as may replace such page on such service for the purpose of displaying the spot rate of exchange in London for the conversion of Dollars into NOK or the conversion of NOK into Dollars, as applicable), (c) with respect to the conversion of Dollars into SEK or the conversion of SEK into Dollars, the spot rate of exchange in London that appears at 11:00 A.M. (London time), on the display page applicable to the relevant currency on the Sub-Agent Spot Rate of Exchange (or such other page as may replace such page on such service for the purpose of displaying the spot rate of exchange in London for the conversion of Dollars into SEK or the conversion of SEK into Dollars, as applicable), (d) with respect to the conversion of Dollars into GBP or the conversion of GBP into Dollars, the spot rate of exchange in London, England that appears at 11:00 A.M. (London time), on the display page applicable to the relevant currency on the Sub-Agent Spot Rate of Exchange (or such other page as may replace such page on such service for the purpose of displaying the spot rate of exchange in London, England for the conversion of Dollars into GBP or the conversion of GBP into Dollars, as applicable), provided that if there shall at any time no longer exist such a page on such service, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Sub-Agent.

“Sub-Agent” means, in the case of any Advances denominated in any Committed Currency, Citibank International plc, in its capacity as special administrative agent for the Committed Currency Lenders, or any person serving as its successor agent.

“Sub-Agent Spot Rate of Exchange” means the rate of exchange as determined by the Sub-Agent at approximately 11:00 A.M. (London time), on the determination date as being the applicable rate for the conversion of Dollars to any of the Committed Currencies.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by the Company.

“TARGET Day” means a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

“Termination Date” means, (i) prior to the consummation of the Merger, (A) in the event that no Advance has been made pursuant to this Agreement, on the date that is earlier of (x) May 25, 2011 and (y) the date of termination of the Merger Agreement, (B) in the event that any Advance has been made and (x) the Merger has not been consummated within seven (7) Business Days from the date of such Advance being made and (y) any such Advance has not been repaid in full within two (2) Business Days after the end of such seven (7) day Business Day period, then “Termination Date” shall mean such Business Day and (ii) on and after the date of the consummation of the Merger, the earlier of (A) August 26, 2014, subject to the extension thereof pursuant to Section 2.20 and (B) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.06 or 6.01; provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.20 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.

“Total Capital” has the meaning specified in Section 5.02(b).

“Unused Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances made by such Lender and outstanding at such time plus (ii) such Lender’s Ratable Share of the aggregate principal amount of all Competitive Bid Advances made by the Lenders pursuant to Section 2.03 and outstanding at such time.

SECTION 1.02. Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from”  means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes required by the accounting profession or changes concurred in by the Company’s independent public accountants) with the most recent audited Consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Lenders.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. Revolving Credit Advances.

Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to any Borrower (other than a Designated Subsidiary (Bid only)) from time to time on any Business Day during the period from the Effective Date until the Termination Date applicable to such Lender in an amount (based in respect of any Revolving Credit Advances to be denominated in a Committed Currency on the Equivalent in Dollars determined on the date of delivery of the applicable Notice of Committed Borrowing) not to exceed such Lender’s Unused Revolving Credit Commitment.  Each Revolving Credit Borrowing shall be in an aggregate amount of $10,000,000 (or such lesser amount as may be available under this Agreement at such time) or an integral multiple of $1,000,000 in excess thereof (or the Equivalent thereof in any Committed Currency determined on the date of delivery of the applicable Notice of Committed Borrowing, which, with respect to any Revolving Credit Borrowing in a Committed Currency may be increased or reduced in the discretion of the Borrower in order for the Committed Currency Revolving Credit Borrowing to be in a similarly round number) and shall consist of Revolving Credit Advances of the same Type made on the same day by the Revolving Credit Lenders according to their respective Ratable Share of Revolving Credit Commitments.  Within the limits of each Lender’s Revolving Credit Commitment, any Borrower (other than a Designated Subsidiary (Bid only)) may borrow under this Section 2.01, prepay pursuant to Section 2.11 and reborrow under this Section 2.01.

SECTION 2.02. Making the Revolving Credit Advances.

(a) Each Borrowing (other than a Competitive Bid Borrowing) shall be made on notice, given not later than:

(i) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars;

(ii) 4:00 P.M. (London time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in GBP;

(iii) 4:00 P.M. (London time) on the fourth Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in SEK or NOK; or

(iv) 11:00 A.M. (New York City time) on the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances,

which shall give to each Lender prompt notice thereof by facsimile.  Each such notice of a Revolving Credit Borrowing (a “Notice of Committed Borrowing”) shall be by telephone, confirmed promptly in writing, via facsimile or email or as otherwise may be agreed by the Agent in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Borrowing, (ii) in the case of a Revolving Credit Borrowing, Type of Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount and Facility of such Borrowing, and (iv) in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period and currency for each such Revolving Credit Advance.  Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing, in the case of a Revolving Credit Borrowing consisting of Advances denominated in Dollars, and before 11:00 A.M. (London time) on the date of such Revolving Credit Borrowing, in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in any Committed Currency, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion (determined in accordance with Section 2.01) of such Borrowing.  After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower requesting the applicable Revolving Credit Borrowing at the Agent’s address referred to in Section 9.02 or at the applicable Payment Office, as the case may be.

(b) Each Notice of Committed Borrowing of any Borrower shall be irrevocable and binding on such Borrower.  In the case of any Revolving Credit Borrowing that the related Notice of Committed Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Borrower requesting such Revolving Credit Borrowing shall indemnify each Revolving Credit Lender against any loss, cost or expense incurred by such Lender as a result of any failure by such Borrower to fulfill on or before the date specified in such Notice of Committed Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

(c) Unless the Agent shall have received notice from an Lender prior to the time of any Borrowing under a Facility under which such Lender has a Revolving Credit Commitment that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower proposing such Borrowing on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Agent and the Agent shall have made such portion available to such Borrower on such date, such Lender and such Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, (i) in the case of such Borrower, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at the higher of (A) the interest rate applicable at the time under Section 2.08 to Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, for each day from the date notice of such funding is made to such Lender until the date such amount is repaid to the Agent, (A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies.  If such Lender shall repay to the Agent such corresponding amount, such Borrower shall be relieved of its obligation to repay such amount to the Agent and such amount so repaid (excluding interest) shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.  Any payment by the Borrower pursuant to this clause (c) shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

(d) The failure of any Lender to make the Advance to be made by it as part of any Borrowing under a Facility under which such Lender has a Revolving Credit Commitment shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. The Competitive Bid Advances.

(a) Each Lender severally agrees that any Borrower may request Competitive Bid Borrowings under this Section 2.03 from time to time on any Business Day during the period from the date hereof until the date occurring seven days prior to the final Termination Date in the manner set forth below; provided that, following the making of each Competitive Bid Borrowing, the aggregate amount of the Advances then outstanding (based in respect of any Advance denominated in a Committed Currency on the Equivalent in Dollars at the time such Competitive Bid Borrowing is requested) shall not exceed the aggregate amount of the Revolving Credit Commitments of the Lenders.

    (i)   Any Borrower may request a Competitive Bid Borrowing under this Section 2.03 by delivering to the Agent (and, in the case of a Competitive Bid Borrowing not consisting of Fixed Rate Advances or LIBO Rate Advances to be denominated in Dollars, simultaneously to the Sub-Agent), via facsimile or by email, a notice of a Competitive Bid Borrowing (a “Notice of Competitive Bid Borrowing”), in substantially the form of Exhibit B-2 hereto, specifying therein the requested (A) date of such proposed Competitive Bid Borrowing, (B) aggregate amount of such proposed Competitive Bid Borrowing, (C) interest rate basis and day count convention to be offered by the Lenders, (D) currency of such proposed Competitive Bid Borrowing, (E) in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, Interest Period, or in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances, maturity date for repayment of each Fixed Rate Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring seven days after the date of such Competitive Bid Borrowing or later than the earlier of (I) 180 days after the date of such Competitive Bid Borrowing and (II) the final Termination Date), (F) interest payment date or dates relating thereto, (G) location of the Borrower’s account to which funds are to be advanced, (H) the jurisdiction of the Applicable Lending Office from which each such Competitive Bid Advance shall be made and, if the Applicable Lending Office is a branch, then, in addition, the location of the home office of such Lender, (I) prepayment conditions and (J) other terms (if any) to be applicable to such Competitive Bid Borrowing, not later than (w) 10:00 A.M. (New York City time) at least one Business Day prior to the date of the proposed Competitive Bid Borrowing, if such Borrower shall specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum (the Advances comprising any such Competitive Bid Borrowing being referred to herein as “Fixed Rate Advances”) and that the Advances comprising such proposed Competitive Bid Borrowing shall be denominated in Dollars, (x) 10:00 A.M. (New York City time) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if such Borrower shall specify in the Notice of Competitive Bid Borrowing that the Advances comprising such Competitive Bid Borrowing shall be LIBO Rate Advances denominated in Dollars, (y) 10:00 A.M. (London time) at least two Business Days prior to the date of the proposed Competitive Bid Borrowing, if such Borrower shall specify in the Notice of Competitive Bid Borrowing that the Advances comprising such proposed Competitive Bid Borrowing shall be Fixed Rate Advances denominated in any Committed Currency and (z) 10:00 A.M. (London time) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if such Borrower shall instead specify in the Notice of Competitive Bid Borrowing that the Advances comprising such Competitive Bid Borrowing shall be LIBO Rate Advances denominated in  any Committed Currency.  Each Notice of Competitive Bid Borrowing shall be irrevocable and binding on such Borrower.  The Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from such Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.

    (ii)  Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to the Borrower proposing the Competitive Bid Borrowing as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Agent or the Sub-Agent, as the case may be (which shall give prompt notice thereof to such Borrower), (A) before 9:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances denominated in Dollars, (B) before 10:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, denominated in Dollars, (C) before 12:00 noon (London time) on the Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances denominated in any Committed Currency and (D) before 12:00 noon (London time) on the third

Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances denominated in any Committed Currency, of the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts or the Equivalent thereof in Dollars, as the case may be, of such proposed Competitive Bid may, subject to the proviso to the first sentence of this Section 2.03(a), exceed such Lender’s Revolving Credit Commitment, if any), the rate or rates of interest therefor and such Lender’s Applicable Lending Office with respect to such Competitive Bid Advance; provided that if the Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify such Borrower of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given to the Agent or to the Sub-Agent, as the case may be, by the other Lenders.  If any Lender shall elect not to make such an offer, such Lender shall so notify the Agent before 10:00 A.M. (New York City time) or the Sub-Agent before 12:00 noon (London time) on the date on which notice of such election is to be given to the Agent or to the Sub-Agent, as the case may be, by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.

      (iii)  The Borrower proposing the Competitive Bid Borrowing shall, in turn, (A) before 10:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances denominated in Dollars, (B) before 11:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances denominated in Dollars, (C) before 3:00 P.M. (London time) on the Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances denominated in any Committed Currency and (D) before 3:00 P.M. (London time) on the third Business Day prior to the date of such Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances denominated in any Committed Currency, either:

(x)           cancel such Competitive Bid Borrowing by giving the Agent notice to that effect, or

(y)           accept one or more of the offers made by any Lender or Lenders pursuant to paragraph (ii) above, in its sole discretion, by giving notice to the Agent or to the Sub-Agent, as the case may be, of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to such Borrower by the Agent or the Sub-Agent, as the case may be, on behalf of such Lender for such Competitive Bid Advance pursuant to paragraph (ii) above) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to paragraph (ii) above by giving the Agent or the Sub-Agent, as the case may be, notice to that effect.  Such Borrower shall accept the offers made by any Lender or Lenders to make Competitive Bid Advances in order of the lowest to the highest rates of interest offered by such Lenders (for this purpose, interest shall include any Indemnified Taxes or Other Taxes payable by such Borrower pursuant to Section 2.15).  If two or more Lenders have offered the same interest rate, the amount to be borrowed at such interest rate will be allocated among such Lenders in such Borrower’s sole discretion.

    (iv)    If the Borrower proposing the Competitive Bid Borrowing notifies the Agent or the Sub-Agent, as the case may be, that such Competitive Bid Borrowing is cancelled pursuant to paragraph (iii)(x) above, the Agent or the Sub-Agent, as the case may be, shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

    (v)    If the Borrower proposing the Competitive Bid Borrowing accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, the Agent or the Sub-Agent, as the case may be, shall in turn promptly notify (A) each Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by such Borrower, (B) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing, and (C) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Agent or the Sub-Agent, as the case may be, has received forms of documents appearing to fulfill the applicable conditions set forth in Article III.  Each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 11:00 A.M. (New York City time), in the case of Competitive Bid Advances to be denominated in Dollars or 11:00 A.M. (London time), in the case of Competitive Bid Advances to be denominated in any Committed Currency, on the date of such Competitive Bid Borrowing specified in the notice received from the Agent or the Sub-Agent, as the case may be, pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Agent or the Sub-Agent, as the case may be pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Agent (x) in the case of a Competitive Bid Borrowing denominated in Dollars, at its address referred to in Section 9.02, in same day funds, such Lender’s portion of such Competitive Bid Borrowing in Dollars and (y) in the case of a Competitive Bid Borrowing in a Committed Currency, at the Payment Office for such Committed Currency as shall have been notified by the Agent to the Lenders prior thereto, in same day funds, such Lender’s portion of such Competitive Bid Borrowing in such Committed Currency.  Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Agent of such funds, the Agent will make such funds available to such Borrower’s Account at the location specified by such Borrower in its Notice of Competitive Bid Borrowing.  Promptly after each Competitive Bid Borrowing the Agent will notify each Lender of the tenor and the amount of the Competitive Bid Borrowing.

    (vi)    If the Borrower proposing the Competitive Bid Borrowing notifies the Agent or the Sub-Agent, as the case may be, that it accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, such notice of acceptance shall be irrevocable and binding on such Borrower.  Such Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure by such Borrower to fulfill on or before the date specified in the related Notice of Competitive Bid Borrowing for such Competitive Bid Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing when such Competitive Bid Advance, as a result of such failure, is not made on such date.

(b) Each Competitive Bid Borrowing shall be in an aggregate amount of $10,000,000 (or the Equivalent thereof in any Committed Currency, determined as of the time of the applicable Notice of Competitive Bid Borrowing, which, with respect to any Competitive Bid Borrowing in a Committed Currency may be increased or reduced in the discretion of the Borrower in order for the Committed Currency Competitive Bid Borrowing to be in a similarly round number) or an integral multiple of $1,000,000 (or the Equivalent thereof in any Committed Currency, determined as of the time of the applicable Notice of Competitive Bid Borrowing, which, with respect to any Competitive Bid Borrowing in a Committed Currency may be increased or reduced in the discretion of the Borrower in order for the Committed Currency Competitive Bid Borrowing to be in a similarly round number) in excess thereof and, following the making of each Competitive Bid Borrowing, the Borrower that has borrowed such Competitive Bid Borrowing shall be in compliance with the limitation set forth in the proviso to the first sentence of subsection (a) above.  If required under applicable lending rules, the foregoing amount shall be rounded to the nearest whole number in the applicable Committed Currency.

(c) Within the limits and on the conditions set forth in this Section 2.03, any Borrower may from time to time borrow under this Section 2.03, repay or prepay pursuant to subsection (d) below, and reborrow under this Section 2.03; provided that a Competitive Bid Borrowing shall not be made within three Business Days of the date of any other Competitive Bid Borrowing.

(d) Any Borrower that has borrowed through a Competitive Bid Borrowing shall repay to the Agent for the account of each Lender that has made a Competitive Bid Advance, on the maturity date of each Competitive Bid Advance (such maturity date being that specified by such Borrower for repayment of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and provided in the Competitive Bid Note evidencing such Competitive Bid Advance), the then unpaid principal amount of such Competitive Bid Advance.  Such Borrower shall have no right to prepay any principal amount of any Competitive Bid Advance unless, and then only on the terms, specified by such Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and set forth in the Competitive Bid Note evidencing such Competitive Bid Advance.

(e) Each Borrower that has borrowed through a Competitive Bid Borrowing shall pay interest on the unpaid principal amount of each Competitive Bid Advance comprising such Competitive Bid Borrowing from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to subsection (a)(ii) above, payable on the interest payment date or dates specified by such Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above, as provided in the Competitive Bid Note evidencing such Competitive Bid Advance.  Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), such Borrower shall pay interest on the amount of unpaid principal of and interest on each Competitive Bid Advance owing to a Lender, payable in arrears on the date or dates interest is payable thereon, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Competitive Bid Advance under the terms of the Competitive Bid Note evidencing such Competitive Bid Advance unless otherwise agreed in such Competitive Bid Note.

(f) The indebtedness of any Borrower resulting from each Competitive Bid Advance made to such Borrower as part of a Competitive Bid Borrowing shall be evidenced by a separate Competitive Bid Note of such Borrower payable to the order of the Lender making such Competitive Bid Advance.

SECTION 2.04. [Reserved].

SECTION 2.05. Fees.

(a) Commitment Fee.  The Company agrees to pay to the Agent for the account of each Revolving Credit Lender a commitment fee on the daily average unused portion of such Lender’s Revolving Credit Commitment from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date applicable to such Lender at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2010, and on the final Termination Date; provided,  however, that any Competitive Bid Advances shall be deemed not to be outstanding solely with respect to the calculation of such commitment fees; provided, further, that no Defaulting Lender shall be entitled to receive any commitment fee in respect of its Revolving Credit Commitment for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Agent’s Fees.  The Company has agreed to pay to the Agent additional fees, the amount and dates of payment of which are embodied in the Agency Fee Letter.

SECTION 2.06. Termination or Reduction of the Revolving Credit Commitments.

(a) Optional Ratable Termination or Reduction.  The Company shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or reduce ratably in part the respective Unused Revolving Credit Commitments of the Revolving Credit Lenders; provided that each partial reduction (i) shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Lenders in accordance with their Revolving Credit Commitments with respect to the Facility.

(b) Non-Ratable Termination by Assignment.  The Company shall have the right, upon at least ten Business Days’ written notice to the Agent (which shall then give prompt notice thereof to the relevant Lender), to require any Defaulting Lender or any Lender that makes a demand or as to which there is an obligation for payment under Section 2.12 or 2.15 to assign, pursuant to and in accordance with the provisions of Section 9.07, all of its rights and obligations under this Agreement and under the Notes to an Eligible Assignee selected by the Company; provided, however, that (i) no Event of Default shall have occurred and be continuing at the time of such request and at the time of such assignment; (ii) the assignee shall have paid to the assigning Lender the aggregate principal amount of, and any interest accrued and unpaid to the date of such assignment on, the Note or Notes of such Lender; (iii) the Company shall have paid to the assigning Lender any and all commitment fees and other fees and commissions payable to such Lender and all other accrued and unpaid amounts owing to such Lender under any provision of this Agreement (including, but not limited to, any increased costs or other additional amounts owing under Section 2.12 and any indemnification for Indemnified Taxes or Other Taxes under Section 2.15) as of the effective date of such assignment; and (iv) if the assignee selected by the Company is not an existing Lender, such assignee or the Company shall have paid the processing and recordation fee required under Section 9.07(a) for such assignment; provided further that the assigning Lender’s rights under Sections 2.12, 2.15 and 9.04, and its obligations under Section 8.05, shall survive such assignment as to matters occurring prior to the date of assignment.

SECTION 2.07. Repayment of Revolving Credit Advances.  Each Borrower shall repay to the Agent for the ratable account of each Lender on the Termination Date applicable to such Lender the aggregate principal amount of the Revolving Credit Advances and Competitive Bid Advances made by such Lender and then outstanding in respect of such Borrower.

SECTION 2.08. Interest on Revolving Credit Advances.

(a) Scheduled Interest on Revolving Credit Advances.  Each Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance owing by such Borrower to each Revolving Credit Lender from the date of such Revolving Credit Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances.  During such periods as such Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurocurrency Rate Advances.  During such periods as such Revolving Credit Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

(b) [Reserved].

(c) Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), each Borrower shall pay interest on (i) the unpaid principal amount of each Advance (other than a Competitive Bid Advance) owing by such Borrower to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 1.00% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above (or, if applicable, the proviso to Section 2.09(b) below) and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder by such Borrower that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 1.00% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above.

SECTION 2.09. Interest Rate Determination.

(a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurocurrency Rate and each LIBO Rate if Reuters Screen LIBOR01 Page is unavailable.  If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.  The Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.08(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.08(a)(ii).

(b) If, with respect to any Eurocurrency Rate Advances, the Required Lenders reasonably and in good faith notify the Agent that (i) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Revolving Credit Advances as a part of such Borrowing during its Interest Period or (ii) the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Agent shall forthwith so notify each Borrower and the Revolving Credit Lenders, whereupon (A) the Borrower of such Eurocurrency Rate Advances will, on the last day of the then existing Interest Period therefor, (1) if such Eurocurrency Rate Advances are denominated in Dollars, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (2) if such Eurocurrency Rate Advances are denominated in any Committed Currency, either (x) prepay such Advances or (y) exchange such Advances into an Equivalent amount of Dollars and Convert such Advances into Base Rate Advances and (B) the obligation of the Revolving Credit Lenders to make, or to Convert Revolving Credit Advances into,

Eurocurrency Rate Advances shall be suspended until the Agent shall notify each Borrower and the Revolving Credit Lenders that the circumstances causing such suspension no longer exist; provided that, if the circumstances set forth in clause (ii) above are applicable, the applicable Borrower may elect, by notice to the Agent and the Revolving Credit Lenders, to continue such Advances in such Committed Currency for Interest Periods of not longer than one month, which Advances shall thereafter bear interest at a rate per annum equal to the Applicable Margin plus, for each Revolving Credit Lender, the cost to such Lender (expressed as a rate per annum) of funding its Eurocurrency Rate Advances by whatever means it reasonably determines to be appropriate.  Each Revolving Credit Lender shall certify its cost of funds for each Interest Period to the Agent and the Company as soon as practicable (but in any event not later than ten Business Days after the first day of such Interest Period).

(c) If any Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify such Borrower and the Revolving Credit Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in a Committed Currency, be exchanged into an Equivalent amount of Dollars and be Converted into Base Rate Advances.

(d) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advances are denominated in Dollars, be Converted into Base Rate Advances and (B) if such Eurocurrency Rate Advances are denominated in any Committed Currency, be exchanged into an Equivalent amount of Dollars and be Converted into Base Rate Advances and (ii) the obligation of the Revolving Credit Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended; provided that the applicable Borrower may elect, by notice to the Agent and the Revolving Credit Lenders within one Business Day of such Event of Default, to continue such Advances in such Committed Currency, whereupon the Agent may require that each Interest Period relating to such Eurocurrency Rate Advances shall bear interest at the Overnight Eurocurrency Rate for a period of three Business Days and thereafter, each such Interest Period shall have a duration of not longer than one month.  “Overnight Eurocurrency Rate” means the rate per annum applicable to an overnight period beginning on one Business Day and ending on the next Business Day equal to the sum of 1%, the Applicable Margin and the average, rounded to four (4) decimal places, of the respective rates per annum quoted by each Reference Bank to the Agent on request as the rate at which it is offering overnight deposits in the relevant currency in amounts comparable to such Reference Bank’s Eurocurrency Rate Advances.

(e) If Reuters Screen LIBOR01 Page is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurocurrency Rate or LIBO Rate for any Eurocurrency Rate Advances or LIBO Rate Advances, as the case may be,

(i) the Agent shall forthwith notify the relevant Borrower and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances or LIBO Rate Advances, as the case may be,

(ii) with respect to Eurocurrency Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period thereof, (A) if such Eurocurrency Rate Advance is denominated in Dollars, be repaid by the applicable Borrower or be automatically Converted into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in any Committed Currency, be repaid by the applicable Borrower or be automatically exchanged into an Equivalent amount of Dollars and be Converted into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii) the obligation of the Lenders to make Eurocurrency Rate Advances or LIBO Rate Advances or to Convert Revolving Credit Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

(f) [Reserved].

(g) Nominal Rates; No Deemed Reinvestment.  The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; all interest payments to be made hereunder shall be paid without allowance or deduction for reinvestment or otherwise, before and after maturity, default and judgment.  The rates of interest specified in this Agreement are intended to be nominal rates and not effective rates.  Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.

SECTION 2.10. Optional Conversion of Revolving Credit Advances.  Each Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13, Convert all Revolving Credit Advances made to such Borrower denominated in Dollars of one Type comprising the same Borrowing into Revolving Credit Advances denominated in Dollars of the other Type; provided, however, that any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances.  Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Dollar denominated Revolving Credit Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance.  Each notice of Conversion shall be irrevocable and binding on the Borrower requesting such Conversion.

SECTION 2.11. Prepayments of Revolving Credit Advances.

(a) Optional.  Each Borrower may, upon notice at least three (3) Business Days prior to the date of such prepayment, in the case of Eurocurrency Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Borrowing in whole or ratably in part (without premium or penalty or additional costs other than pursuant to Section 9.04(c)), together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof or the Equivalent thereof in a Committed Currency (determined on the date notice of prepayment is given) and (y) in the event of any such prepayment of a Eurocurrency Rate Advance, the Applicable Borrower shall be obligated to reimburse the Revolving Credit Lenders in respect thereof pursuant to Section 9.04(c).  Each notice of prepayment by a Designated Subsidiary shall be given to the Agent through the Company.

(b) Mandatory Prepayments.

(i) If the Agent notifies the Company that, on any interest payment date, the sum of (x) the aggregate principal amount of the sum of all Advances denominated in Dollars then outstanding plus (y) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of the sum of all Advances denominated in Committed Currencies then outstanding exceeds 103% of the Revolving Credit Facility on such date, the Company and each other Borrower shall, within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Advances owing by the Borrowers in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the Revolving Credit Facility on such date.

(ii) If any Advance is made to any Borrower on a date prior to the consummation of the Merger (such date being referred to as a “Pre-Merger Advance Date”), and the Merger has not been consummated within seven (7) Business Days of such Pre-Merger Advance Date, such Borrower shall prepay in full the outstanding principal amount of all such Advances owing by such Borrower within two (2) Business Days thereafter.

Each prepayment made pursuant to this Section 2.11(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Advance or a LIBO Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which such Borrower shall be obligated to reimburse to the Revolving Credit Lenders in respect thereof pursuant to Section 9.04(b).  The Agent shall give prompt notice of any prepayment required under this Section 2.11(b) to the Borrowers and the Lenders.

SECTION 2.12. Increased Costs.

(a) If, after the date hereof the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System but excluding with respect to any Eurocurrency Rate Advance or LIBO Rate Advance any such requirement included in an applicable Eurocurrency Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Eurocurrency Rate Advances or LIBO Rate Advances, its

Notes or its obligation to make Eurocurrency Rate Advances and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Eurocurrency Rate Advance or LIBO Rate Advance, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Notes with respect thereto by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender, the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender shall have determined that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) Each Lender will notify the Agent and the Company of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 2.12 within the time limitation set forth in Section 9.04(d) and will designate a different Eurocurrency Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.  A certificate of any Lender claiming compensation under this Section 2.12 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(d) Notwithstanding anything to the contrary, this Section 2.12 shall not apply to taxes, which shall be governed exclusively by Section 2.15.

SECTION 2.13. Illegality.  If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Eurocurrency Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Eurocurrency Lending Office) to make, maintain or fund its Eurocurrency Rate Advances in Dollars or any Committed Currency or LIBO Rate Advances in Dollars or any Committed Currency hereunder such Lender shall so notify the Agent and the Company, whereupon until such Lender notifies the Agent and the Company that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make such Eurocurrency Rate Advances shall be suspended.  Before giving any notice to the Agent and the Company pursuant to this Section 2.13, such Lender shall designate a different Eurocurrency Lending Office if such designation will avoid the need for giving such notice and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such

Lender.  If such Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding Eurocurrency Rate Advances or LIBO Rate Advances to maturity and shall so specify in such notice, each such Eurocurrency Rate Advance or such LIBO Rate Advance, as the case may be, will automatically, upon such demand, (a) if such Eurocurrency Rate Advance or LIBO Rate Advance is denominated in Dollars, be converted into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.08(a)(i), as the case may be and (b) if such Eurocurrency Advance or LIBO Rate Advance is denominated in any Committed Currency, be exchanged into an Equivalent amount of Dollars upon the date of such demand and converted into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.08(a)(i), as the case may be.

SECTION 2.14. Payments and Computations.

(a) Each Borrower shall make each payment hereunder, except with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency, not later than 12:00 noon (New York City time) on the day when due in Dollars to the Agent at the applicable Agent’s Account in same day funds, without deduction for any counterclaim or set-off.  Each Borrower shall make each payment hereunder with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency, not later than 12:00 noon (at the Payment Office for such Committed Currency) on the day when due in such Committed Currency to the Agent, by deposit of such funds to the applicable Agent’s Account in same day funds, without deduction for any counterclaim or set-off.  The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or commitment fees ratably (other than amounts payable pursuant to Section 2.03, 2.12, 2.15 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon any Assuming Lender becoming a Lender hereunder as a result of a Revolving Credit Commitment Increase pursuant to Section 2.19 or an extension of the Termination Date pursuant to Section 2.20, and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Revolving Credit Increase Date or Extension Date, as the case may be, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest based on the Base Rate and of fees shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, all computations of interest based on the Eurocurrency Rate or the Federal Funds Rate shall be made by the Agent on the basis of a year of 360 days and computations in respect of Competitive Bid Advances shall be made by the Agent or the Sub-Agent, as the case may be, as specified in the applicable Notice of Competitive Bid Borrowing (or, in each case of Advances denominated in Committed Currencies where market practice differs, in accordance with market practice), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, commitment fees or commissions are payable.  Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances or LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent such Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at (i) the Federal Funds Rate in the case of Advances denominated in Dollars or (ii) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies.

SECTION 2.15. Taxes.

(a) Unless otherwise required by law, any and all payments by any Borrower hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all related interest, penalties, and additions to tax with respect thereto, excluding, (i) in the case of each Lender and the Agent (which, for purposes of this Section 2.15, shall include the Sub-Agent), taxes imposed on or measured by its net income, branch profits or gross receipts, franchise taxes and any tax imposed by means of withholding to the extent any such tax is imposed as a result of a present or former connection between such Lender or the Agent (as the case may be) and the taxing jurisdiction or any political subdivision thereof (other than solely as a result of this Agreement or the residence of any Borrower), (ii) in the case of each Lender and the Agent, taxes imposed by the United States by means of withholding tax if and to the extent that such taxes are imposed pursuant to a law in effect on the date such Lender or the Agent becomes a party to this Agreement (or, if later, the date on which such Lender increases its Revolving Credit Commitment), (iii) any taxes imposed under Section 1471 or 1472 of the Code, and (iv) U.S. federal backup withholding tax (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes other than those described in clauses (i) through (iv) above and any interest, penalties, and additions to tax related to taxes described in clauses (i) through (iv) above hereinafter referred to as “Indemnified Taxes”).  If any Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum paid or payable hereunder or under any Note to any Lender or the Agent, or if the Agent shall be required by law to deduct any Indemnified Taxes from or in respect of any sum paid or payable hereunder or under any Note to any Lender, (i) subject to the provisions below, the sum payable by such Borrower shall be increased by such Borrower as may be necessary so that, after making all required deductions of Indemnified Taxes (including deductions, whether by such Borrower or the Agent, applicable to additional sums payable under this Section 2.15) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made (for example, and without limitation, if the sum paid or payable hereunder from or in respect of which a Borrower or the Agent shall be required to deduct any Indemnified Taxes is interest, the interest payable by such Borrower shall be increased by such Borrower as may be necessary so that, after making all required deductions of Indemnified Taxes (including deductions applicable to additional sums payable), such Lender or the Agent, as the case may be, receives interest equal to the interest it would have received had no such deduction been made), (ii) such Borrower (or, as the case may be and as required by applicable law, the Agent) shall make such deductions and (iii) such Borrower (or, as the case may be and as required by applicable law, the Agent) shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other similar excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performance under, or otherwise with respect to this Agreement (other than an assignment by a Lender pursuant to Section 9.07 unless such assignment is made at the request of the Company) or the Notes (hereinafter referred to as “Other Taxes”).

(c) Each Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Indemnified Taxes or Other Taxes (as well as, without limitation, taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.15) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Indemnified Taxes or Other Taxes, each Borrower shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment or other evidence reasonably satisfactory to the Agent.

(e) Except as otherwise provided below, each Lender, (i) on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender, (ii) on the date of the Assumption Agreement or the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, (iii) upon any change in its Applicable Lending Office, (iv) upon a change in its place of incorporation or a change in its tax classification as a corporate or fiscally transparent entity, (v) upon the addition of any Borrower in a jurisdiction other than those as of the date hereof, and (vi) within 30 days of receipt of any written request by any Borrower, shall provide such Borrower and the Agent with any form or certificate that is required by any taxing authority including, if applicable, two original Internal Revenue Service Forms W-9, W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying (if it is the case) that such Lender is exempt from or is entitled to a reduced rate of Home Jurisdiction Withholding Taxes (and, if reasonably requested by any Borrower or the Agent, withholding taxes imposed by any other jurisdiction; provided, that the Agent or Lender, as the case may be, is legally entitled to complete, execute and deliver such form or certificate and the execution and delivery of such form would not, in the good faith judgment of such Lender, cause such Lender and its Applicable Lending Office to suffer material economic, legal, or regulatory disadvantage) on payments pursuant to this Agreement or the Notes.  Thereafter, each such Lender shall provide additional forms or certificates (i) to the extent a form or certificate previously provided has become inaccurate or expired or (ii) as requested in writing by any Borrower or the Agent.

“Home Jurisdiction Withholding Taxes” means in the case of the Company, withholding taxes imposed by the United States.

(f) No additional amounts will be payable pursuant to this Section 2.15 with respect to (i) any Home Jurisdiction Withholding Taxes (or any withholding taxes imposed by another jurisdiction) that would not have been imposed but for the failure of the Lender or the Agent to timely provide the applicable Borrower or any other person with a form, certificate or other document described in Section 2.15(e), or (ii) in the case of an Assignment and Acceptance by a Lender to an Eligible Assignee, any Home Jurisdiction Withholding Taxes (or any withholding taxes imposed by another jurisdiction) that exceed the amount of such Home Jurisdiction Withholding Taxes (or other withholding taxes) that are imposed prior to such Assignment and Acceptance, unless such Assignment and Acceptance resulted from the request of the Company; provided, however, that should a Lender become subject to taxes that would have been Indemnified Taxes but for such Lender’s failure to deliver a form or certificate required hereunder, each Borrower shall take such steps as such Lender shall reasonably request, and at such Lender’s expense, to assist such Lender to recover such taxes; and provided, further, that should any Borrower be required to pay any amounts under Section 2.15(a) or (c), and such Borrower delivers to each Lender that received such amounts an opinion of its tax advisor that payments to such Lender or the Agent should not have been subject to Indemnified Taxes, each Lender (i) shall use reasonable efforts to cooperate with the Borrowers, including, but not limited to filing and pursuing a claim of refund in its own name (provided that the applicable Borrower agrees in writing to indemnify and reimburse such Lender for its actual out-of-pocket expenses in connection with such claim for refund), in obtaining a refund of Indemnified Taxes, and if such Lender receives a refund of Indemnified Taxes shall promptly pay such Indemnified Taxes over to the applicable Borrower or (ii) in the sole discretion of such Lender, may decline to claim any such refund but shall repay to the Borrowers within 30 days after the delivery of such opinion of the tax advisor the amounts paid in respect of Indemnified Taxes on payments that such opinion concluded should not have been subject to Indemnified Taxes and such Lender shall forgo any indemnification claim against the Borrowers with respect to such amounts.

(g) In the case of a Lender that initially becomes a party to this Agreement pursuant to an assignment under Section 9.07 or a Lender that undertakes a change in its Applicable Lending Office, a change in its place of incorporation or a change in its tax classification, no additional amounts will be payable by the Borrowers with respect to any Home Jurisdiction Withholding Taxes that exceed the amount of such Home Jurisdiction Withholding Taxes that are imposed prior to such assignment, change in Applicable Lending Office, change in place of incorporation or change in tax classification.

(h) If any Lender determines, in its sole discretion, that it will realize by reason of a refund, deduction or credit of any Indemnified Taxes or Other Taxes to be paid or reimbursed by any Borrower pursuant to subsection (a) or (c) above in respect of payments under this Agreement or the Notes, any current monetary benefit that it would otherwise not have obtained but for the payment of such Indemnified Taxes or Other Taxes, such Borrower shall not be required to reimburse such Lender under subsection (a) or (c) above to the extent of such amount, net of all out-of-pocket expenses incurred by such Lender and allocable to securing such refund, deduction or credit; provided, however, that if such Lender subsequently determines that it is not entitled to such current monetary benefit, such Borrower shall pay such amount to the Lender with 30 days of written request by such Lender.  If any Lender determines, in its sole discretion, that it has actually and finally realized, by reason of a refund, deduction or credit of any Indemnified Taxes or Other Taxes paid or reimbursed by any Borrower pursuant to subsection (a) or (c) above in respect of payments under this Agreement or the Notes, a current monetary benefit that it would otherwise not have obtained but for the payment of such Indemnified Taxes or Other Taxes, and that would result in the total payments under this Section 2.15 exceeding the amount needed to make such Lender whole, such Lender shall pay to such Borrower, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses incurred by such Lender and allocable to securing such refund, deduction or credit.

(i) Any Lender or the Agent (as the case may be) claiming any additional amounts payable pursuant to this Section 2.15 will notify the Agent and the applicable Borrower of such claim within the time limitation set forth in Section 9.04(d) and agrees to use reasonable efforts (consistent with such Lender’s or the Agent’s (as the case may be) internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office or the office of the Agent (as the case may be) if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender or the Agent (as the case may be), be otherwise disadvantageous to such Lender or the Agent (as the case may be).  Each Borrower shall promptly upon request by any Lender or the Agent take all actions (including, without limitation, the completion of forms and the provision of information to the appropriate taxing authorities) reasonably requested by such Lender or the Agent to secure the benefit of any exemption from, or relief with respect to, Indemnified Taxes or Other Taxes in relation to any amounts payable under this Agreement.  If any Borrower is required to pay any additional amount or make an indemnification payment to any Lender or any governmental authority for the account of any Lender pursuant to this Section 2.15, then such Borrower may replace such Lender in accordance with Section 9.07.

SECTION 2.16. Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Advances owing to it (other than pursuant to Section 2.12, 2.15, 2.22(e) or 9.04(c)) in excess of its Ratable Share of payments on account of such Revolving Credit Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s Ratable Share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

SECTION 2.17. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Revolving Credit Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of such Advances.  Each Borrower agrees that upon reasonable notice by any Lender to such Borrower (with a copy of such notice to the Agent) to the effect that a Revolving Credit Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Credit Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Revolving Credit Note, payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment.

(b) The Register maintained by the Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from such Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from each Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.

SECTION 2.18. Use of Proceeds.  The proceeds of the Advances shall be available (and the Company agrees that it shall use such proceeds) for general corporate purposes of the Company and its Subsidiaries; provided, however, that prior to the consummation of the Merger, the proceeds of the Advances, if any, shall be used solely (i) to finance the Merger and the related transactions and (ii) if applicable, to provide a back stop for the issuance of commercial paper in connection with the Merger.

SECTION 2.19. Increase in the Aggregate Commitments.

(a) The Company may, at any time prior to the final Termination Date, by notice to the Agent, request that the aggregate amount of the Revolving Credit Commitments be increased by an amount of $25,000,000 or an integral multiple of $5,000,000 in excess thereof (each a “Revolving Credit Commitment Increase”) to be effective as of a date that is at least 90 days prior to the final Termination Date (the “Revolving Credit Increase Date”) as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Revolving Credit Commitments at any time exceed $1,500,000,000, (ii) on the date of any request by the Company for a Revolving Credit Commitment Increase and on the related Revolving Credit Increase Date, no Default shall have occurred and be continuing, (iii) the applicable conditions set forth in Section 3.03 shall have been satisfied and (iv) any Lender may elect or decline, in its sole discretion, to provide a Revolving Credit Commitment Increase.

(b) [Reserved].

(c) The Agent shall promptly notify such Lender(s) and/or Eligible Assignee(s) as the Company may specify to the Agent of a request by the Company for a Revolving Credit Commitment Increase, which notice shall include (i) the proposed amount of such requested Revolving Credit Commitment Increase, (ii) the proposed Revolving Credit Increase Date and (iii) the date by which such Persons wishing to participate in the Revolving Credit Commitment Increase must commit to participate in an increase in the amount of the Revolving Credit Commitments (the “Commitment Date”).  The requested Revolving Credit Commitment Increase shall be allocated among the Lender(s) and/or Eligible Assignee(s) willing to participate therein in such amounts as are agreed between the Company and the Agent.

(d) Promptly following each Commitment Date, the Agent shall notify the Company as to the amount, if any, by which the Lenders and Eligible Assignees are willing, in their sole discretion, to participate in the requested Revolving Credit Commitment Increase; provided, however, that the Revolving Credit Commitment of each such Eligible Assignee shall be in an amount of $10,000,000 or an integral multiple of $5,000,000 in excess thereof.

(e) On each Revolving Credit Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Revolving Credit Commitment Increase in accordance with Section 2.19(c) (each such Eligible Assignee and each Eligible Assignee that shall become a Lender in accordance with Section 2.20, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Revolving Credit Increase Date and the applicable Revolving Credit Commitment of each Lender that has agreed to participate in a requested Revolving Credit Commitment Increase (each such Lender, an “Increasing Lender”) for such requested Revolving Credit Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.19(c)) as of such Revolving Credit Increase Date; provided, however, that the Agent shall have received on or before such Revolving Credit Increase Date the following, each dated such date:

(i) (A) certified copies of resolutions of the Board of Directors of each Borrower or the Executive Committee of such Board approving the Revolving Credit Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Borrowers (which may be in-house counsel), in substantially the form of Exhibit F hereto;

(ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Company and the Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Agent and the Company; and

(iii) confirmation from each Increasing Lender of the increase in the amount of its Revolving Credit Commitment, in a writing satisfactory to the Company and the Agent.

On each Revolving Credit Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.19(e), the Agent shall notify the Lenders

(including, without limitation, each Assuming Lender) and the Company, on or before 1:00 P.M. (New York City time), via facsimile or by email, of the occurrence of the Revolving Credit Commitment Increase to be effected on such Revolving Credit Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.

SECTION 2.20. Extension of Termination Date.

(a) At least 45 days but not more than 60 days prior to any anniversary of the Effective Date, the Company, by written notice to the Agent, may request an extension of the Termination Date in effect at such time by one year from its then scheduled expiration.  The Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than 20 days prior to the applicable anniversary date, notify the Company and the Agent in writing as to whether such Lender will consent to such extension.  If any Lender shall fail to notify the Agent and the Company in writing of its consent to any such request for extension of the Termination Date at least 20 days prior to the applicable anniversary date, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request.  The Agent shall notify the Company not later than 15 days prior to the applicable anniversary date of the decision of the Lenders regarding the Company’s request for an extension of the Termination Date.

(b) If all the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.20, the Termination Date in effect at such time shall, effective as at the applicable anniversary date (the “Extension Date”), be extended for one year; provided that on each Extension Date the applicable conditions set forth in Article III shall be satisfied.  If less than all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.20, the Termination Date in effect at such time shall, effective as at the applicable Extension Date and subject to subsection (d) of this Section 2.20, be extended as to those Lenders that so consented (each a “Consenting Lender”) but shall not be extended as to any other Lender (each a “Non-Consenting Lender”).  To the extent that the Termination Date is not extended as to any Non-Consenting Lender pursuant to this Section 2.20 and the Revolving Credit Commitment of such Non-Consenting Lender is not assumed in accordance with subsection (c) of this Section 2.20 on or prior to the applicable Extension Date, the Revolving Credit Commitment(s) of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Company, such Lender or any other Person; provided that such Non-Consenting Lender’s rights under Sections 2.12, 2.15 and 9.04, and its obligations under Section 8.05, shall survive the Termination Date for such Lender as to matters occurring prior to such date.  It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Company for any requested extension of the Termination Date.

(c) If less than all of the Lenders consent to any such request pursuant to subsection (a) of this Section 2.20, the Agent shall promptly so notify the Consenting Lenders, and each Consenting Lender may, in its sole discretion, give written notice to the Agent not later than 10 days prior to the Extension Date of the amount of the Non-Consenting Lenders’ Revolving Credit Commitments for which it is willing to accept an assignment.  If the Consenting Lenders notify the Agent that they are willing to accept assignments of Revolving Credit Commitments in an aggregate amount that exceeds the amount of the Revolving Credit Commitments of the Non-Consenting Lenders, such Revolving Credit Commitments shall be allocated among the Consenting Lenders willing to accept such assignments in such amounts as are agreed between the Company and the Agent.  If after giving effect to the assignments of Revolving Credit Commitments described above there remains any Revolving Credit Commitments of Non-Consenting Lenders, the Company may arrange for one or more Consenting Lenders or other Eligible Assignees as Assuming Lenders to assume, effective as of the Extension Date, any Non-Consenting Lender’s Revolving Credit Commitment and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided, however, that the amount of the Revolving Credit Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $20,000,000 unless the amount of the Revolving Credit Commitment of such Non-Consenting Lender is less than $20,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided further that:

(i) any such Consenting Lender or Assuming Lender shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid commitment fees owing to such Non-Consenting Lender as of the effective date of such assignment;

(ii) all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and

(iii) with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 9.07(a) for such assignment shall have been paid;

provided further that such Non-Consenting Lender’s rights under Sections 2.12, 2.15 and 9.04, and its obligations under Section 8.05, shall survive such substitution as to matters occurring prior to the date of substitution.  At least three Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Company and the Agent an Assumption Agreement, duly executed by such Assuming Lender, such Non-Consenting Lender, the Company and the Agent, (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Company and the Agent as to the increase in the amount of its Revolving Credit Commitment and (C) each Non-Consenting Lender being replaced pursuant to this Section 2.20 shall have delivered to the Agent any Note or Notes held by such Non-Consenting Lender.  Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Consenting Lender or Assuming Lender, as of the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder shall, by the provisions hereof, be released and discharged.

(d) If (after giving effect to any assignments or assumptions pursuant to subsection (c) of this Section 2.20) Lenders having Revolving Credit Commitments equal to at least 50% of the Revolving Credit Commitments in effect immediately prior to the Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension

Date, the Agent shall so notify the Company, and, subject to the satisfaction of the applicable conditions in Article III, the Termination Date then in effect shall be extended for the additional one-year period as described in subsection (a) of this Section 2.20, and all references in this Agreement, and in the Notes, if any, to the “Termination Date” shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date, refer to the Termination Date as so extended.  Promptly following each Extension Date, the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Assuming Lender.

SECTION 2.21. Regulation D Compensation.  Each Lender that is subject to reserve requirements of the Board of Governors of the Federal Reserve System (or any successor) may require the applicable Borrower to pay, contemporaneously with each payment of interest on the Eurocurrency Rate Advances and LIBO Rate Advances, as the case may be, additional interest on the related Eurocurrency Rate Advances and LIBO Rate Advances, as the case may be, of such Lender at the rate per annum equal to the excess of (i) (A) the applicable Eurocurrency Rate or LIBO Rate, as the case may be, divided by (B) one minus the Eurocurrency Rate Reserve Percentage over (ii) the rate specified in clause (i)(A).  Any Lender wishing to require payment of such additional interest (x) shall so notify the Agent and the applicable Borrower, in which case such additional interest on the Eurocurrency Rate Advances and LIBO Rate Advances, as the case may be, of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least five Business Days after the giving of such notice and (y) shall notify the Agent and the applicable Borrower at least five Business Days prior to each date on which interest is payable on the amount then due it under this Section.

SECTION 2.22. Defaulting Lenders.

(a) No Revolving Credit Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.22, performance by the Borrowers of their obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.22.  The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to any other rights and remedies which the Borrowers, the Agent or any Lender may have against such Defaulting Lender.

(b) If the Borrowers and the Agent agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Credit Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Revolving Credit Advances to be held by the Lenders in accordance with their Ratable Share, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c) Notwithstanding anything to the contrary contained in this Agreement, any payment of principal, interest, commitment fees or other amounts received by the Agent for the account of any Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) shall be applied at such time or times as may be determined by the Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrowers may request (so long as no Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Revolving Credit Advances under this Agreement; fourth, to the payment of any amounts then owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts then owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advance in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the applicable conditions set forth in Article III were satisfied or waived, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders according to their Ratable Share prior to being applied to the payment of any Advances of such Defaulting Lender and provided further that any amounts held as cash collateral for funding obligations of a Defaulting Lender shall be returned to such Defaulting Lender upon the termination of this Agreement and the satisfaction of such Defaulting Lender’s obligations hereunder.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.22 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d) Any Borrower may terminate the Unused Revolving Credit Commitment of any Lender that is a Defaulting Lender upon prior notice of not less than ten Business Days to the Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.22(c) shall apply to all amounts thereafter paid by any Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, commitment fees or other amounts), provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim any Borrower, the Agent or any Lender may have against such Defaulting Lender.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of this Agreement.  This Agreement shall become effective as of the date first above written when, and only when:

(a) the Agent shall have received counterparts of this Agreement executed by the Company, the Agent and all of the Lenders party to this Agreement;

(b) the Agent shall have received all of the following documents, each such document (unless otherwise specified) dated the date of receipt thereof by the Agent (unless otherwise specified) and in sufficient copies for each Lender, in form and substance satisfactory to the Agent (unless otherwise specified) and in sufficient copies for each Lender:

    (i) certified copies of the resolutions of the Board of Directors of the Company approving this Agreement and the matters contemplated hereby.

    (ii) a certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder.

    (iii) a favorable opinion of Cahill Gordon & Reindel LLP, counsel for the Company, in substantially the form of Exhibit H hereto.

       (iv) a certificate signed by a duly authorized officer of the Company stating that:

(1) the representations and warranties contained in Article IV are correct on and as of the date of such certificate as though made on and as of such date; and

(2) no event has occurred and is continuing that constitutes a Default, after giving effect to the effectiveness of this Agreement;

    (v) a certificate signed by the Chief Financial Officer or Treasurer of the Company substantially in the form of Exhibit G hereto, certifying that the Company is solvent after giving effect to the occurrence of the Effective Date; and

    (vi) all documents necessary for the Agent to complete its “know your customer” diligence under the Act; and

(c) there shall have been paid to the Agent, for the account of the Agent, CGMI, DB, CS Securities, and the Lenders, as applicable, all fees and expenses (including the reasonable fees and expenses of Weil, Gotshal & Manges LLP) due and payable hereunder by the Company on or before the effectiveness of this Agreement, provided that such expenses shall have been invoiced at least two Business Days prior to the Effective Date.

SECTION 3.02. Initial Advance to Each Designated Subsidiary.  The obligation of each Revolving Credit Lender to make an initial Advance to each Designated Subsidiary following any designation of such Designated Subsidiary as a Borrower hereunder pursuant to Section 9.08 is subject to the Agent’s receipt on or before the date of such initial Advance of each of the following, in form and substance satisfactory to the Agent and dated such date, and (except for the Revolving Credit Notes) in sufficient copies for each Revolving Credit Lender:

(a) the Revolving Credit Notes of such Borrower to the extent requested by any Revolving Credit Lender pursuant to Section 2.17;

(b) certified copies of the resolutions of the Board of Directors of such Borrower (with a certified English translation if the original thereof is not in English)  approving this Agreement and the Notes of such Borrower, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such Notes;

(c) a certificate of the Secretary or an Assistant Secretary of such Borrower certifying the names and true signatures of the officers of such Borrower authorized to sign this Agreement and the Notes of such Borrower and the other documents to be delivered hereunder;

(d) a certificate signed by a duly authorized officer of the Company, dated as of the date of such initial Advance, certifying that such Borrower shall have obtained all governmental and third party authorizations, consents, approvals (including exchange control approvals) and licenses required under applicable laws and regulations necessary for such Borrower to execute and deliver this Agreement and the Notes and to perform its obligations thereunder;

(e) the Designation Letter of such Designated Subsidiary, substantially in the form of Exhibit D hereto;

(f) evidence of the Process Agent’s acceptance of its appointment pursuant to Section 9.13(a) as the agent of such Borrower, substantially in the form of Exhibit E hereto;

(g) a favorable opinion of counsel (which may be in-house counsel) to such Designated Subsidiary, dated the date of such initial Advance, covering, to the extent customary and appropriate for the relevant jurisdiction, the opinions outlined on Exhibit F hereto; and

(h) such other approvals, opinions or documents as any Revolving Credit Lender, through the Agent, may reasonably request.

SECTION 3.03. Conditions Precedent to Each Revolving Credit Borrowing and Revolving Credit Commitment Increase.  The obligation of each Lender to make a Revolving Credit Advance on the occasion of each Revolving Credit Borrowing, each Revolving Credit Commitment Increase and each Commitment Extension shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing, Revolving Credit Commitment Increase or Commitment Extension (a) the following statements shall be true (and each of the giving of the applicable Notice of Committed Borrowing, request for Revolving Credit Commitment Increase or request for Commitment Extension and the acceptance by the Borrower requesting such Borrowing of the proceeds of such Borrowing shall constitute a representation and warranty by such Borrower that on the date of such Borrowing, Revolving Credit Commitment Increase or Commitment Extension, as applicable, such statements are true):

(i) the representations and warranties contained in Section 4.01 (except the representations set forth in subsection (e) and in subsection (f) thereof (other than clause (ii) thereof)) are correct in all material respects on and as of such date, before and after giving effect to such Borrowing and to the application of the proceeds therefrom or such Revolving Credit Commitment Increase or Commitment Extension, as though made on and as of such date, and additionally, if such Borrowing shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Letter are correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(ii) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom or from such Revolving Credit Commitment Increase or Commitment Extension, that constitutes a Default;

and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.

SECTION 3.04. Conditions Precedent to Each Competitive Bid Borrowing.  The obligation of each Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing to make such Competitive Bid Advance as part of such Competitive Bid Borrowing is subject to the conditions precedent that (i) the Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto, (ii) on or before the date of such Competitive Bid Borrowing, but prior to such Competitive Bid Borrowing, the Agent shall have received a Competitive Bid Note payable to the order of such Lender for each of the one or more Competitive Bid Advances to be made by such Lender as part of such Competitive Bid Borrowing, in a principal amount equal to the principal amount of the Competitive Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Advance in accordance with Section 2.03, and (iii) on the date of such Competitive Bid Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Competitive Bid Borrowing and the acceptance by the Borrower requesting such Competitive Bid Borrowing of the proceeds of such Competitive Bid Borrowing shall constitute a representation and warranty by such Borrower that on the date of such Competitive Bid Borrowing such statements are true):

(a) the representations and warranties contained in Section 4.01 (except the representations set forth in subsection (e) thereof and in subsection (f) thereof (other than clause (ii) thereof)) are correct in all material respects on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and, if such Competitive Bid Borrowing shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Letter are correct in all material respects on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(b) no event has occurred and is continuing, or would result from such Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default; and

(c) the Company has made all filings required to be made by it under applicable securities laws.

SECTION 3.05. Determinations Under Section 3.01.  For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto.  The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower.  The Borrower represents and warrants as follows:

(a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction indicated at the beginning of this Agreement.  The Borrower is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction (other than the jurisdiction of its incorporation) in which the nature of its activities or the character of the properties it owns or leases makes such qualification necessary and in which the failure so to qualify would have a materially adverse effect on the financial condition or operations of the Company and its Subsidiaries taken as a whole.

(b) The execution, delivery and performance by the Borrower of this Agreement and the Notes of the Borrower are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the Borrower’s charter or by-laws (or equivalent constitutive documents) or (ii) any law, rule, regulation or contractual restriction in any material contract or, to the knowledge of the Chief Financial Officer of the Company, any other contract the breach of which would limit the ability of the Borrower to perform its obligations under this Agreement or the Notes, binding on or affecting the Borrower.

(c) No authorization or approval or other action by, and no notice to or filing with, such governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes delivered by it.

(d) This Agreement is, and the Notes when delivered hereunder will be, legal, valid and binding obligations of the Borrower party thereto enforceable against the Borrower in accordance with their respective terms.

(e) The Consolidated financial statements of the Company and its Consolidated Subsidiaries as of December 31, 2009 and the related Consolidated statements of income, Consolidated balance sheets, Consolidated statements of shareholders’ equity and Consolidated statements of cash flows for the fiscal year then ended, reported on by Ernst & Young LLP and set forth in the Company’s Registration Statement on Form S-4, filed with the SEC on May 25, 2010, and the Consolidated financial statements of the Company and its Consolidated Subsidiaries as of July 2, 2010 and the related Consolidated statements of income, Consolidated balance sheets,

Consolidated statements of shareholders’ equity and Consolidated statements of cash flows for the three months then ended, duly certified by the Chief Financial Officer of the Company, a copy of which has been included in the Amendment No. 2 to the Company’s Registration Statement on Form S-4, filed with the SEC on August 4, 2010, fairly present, subject, in the case of said financial statements as at July 2, 2010, to year-end audit adjustments, in accordance with GAAP, the consolidated financial position of the Company and its Consolidated Subsidiaries at such dates and their consolidated results of operations for the periods ended on such dates.  Since December 31, 2009, there has been no material adverse change in the business, financial position or results of operations of the Company and its Subsidiaries, taken as a whole.

(f) There is no pending or, to the best of the Borrower’s knowledge, threatened action or proceeding involving the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, (i) which is likely to materially adversely affect the financial condition or operations of the Company and its Subsidiaries taken as a whole or (ii) which purports to affect the legality, validity or enforceability of this Agreement or any Note.

(g) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h) No termination or wind up of, withdrawal from, or other similar event with respect to a Pension Plan has occurred which could reasonably be expected to result in liability under Title IV of ERISA (other than with respect to premiums payable to the PBGC) or, solely with respect to Pension Plans not subject to Title IV of ERISA, any similar liability under applicable law (including, without limitation, employer debt under Section 75 of the Pensions Act 1995 (as modified)), and such liability, individually or in the aggregate, would have a material adverse effect on the financial condition or results of operations of the Company and its Consolidated Subsidiaries, taken as a whole.

(i) The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE V

COVENANTS OF THE COMPANY

SECTION 5.01. Affirmative Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Revolving Credit Commitment hereunder, the Company will, unless the Required Lenders shall otherwise consent in writing:

(a) Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders (including, without limitation, all applicable environmental laws), noncompliance with which would materially adversely affect the business or financial condition of the Company and its Consolidated Subsidiaries, taken as a whole.

(b) Reporting Requirements.  Furnish to the Agent on behalf of the Lenders:

(i) as soon as available and in any event not later than 40 days after the end of each of the first three quarters of each fiscal year of the Company, commencing with the fiscal quarter ending March 31, 2010, Consolidated balance sheets of the Company and its Consolidated Subsidiaries as of the end of such quarter, and related Consolidated statements of income of the Company and its Consolidated Subsidiaries for such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and Consolidated statements of cash flows of the Company and its Consolidated Subsidiaries for such quarter and for such period, in each case signed by the Chief Financial Officer of the Company, together with (A) the representation and warranty of the Company to the effect that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action which the Company has taken and proposes to take with respect thereto and (B) a schedule in form satisfactory to the Required Lenders of the computations used by the Company in determining compliance with the covenants contained in Section 5.02(a);

(ii) as soon as available and in any event not later than 75 days after the end of each fiscal year of the Company, a copy of the annual report for such year for the Company and its Consolidated Subsidiaries, containing the Consolidated financial statements for such fiscal year with a report thereon by Ernst & Young LLP or other independent public accountants acceptable to the Required Lenders stating that such Consolidated financial statements fairly present the Consolidated financial position of the Company and its Consolidated Subsidiaries as at the date indicated and the Consolidated results of their operations and cash flows for the period indicated in conformity with GAAP applied on a consistent basis (except for changes required by the accounting profession or changes concurred in by the Company’s independent public accountants) and that the audit by such accountants in connection with such Consolidated financial statements has been made in accordance with generally accepted auditing standards, together with (A) the representation and warranty of the Company to the effect that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action which the Company has taken and proposes to take with respect thereto and (B) a schedule in form satisfactory to the Required Lenders of the computations used by the Company in determining compliance with the covenants contained in Section 5.02(a);

(iii) as soon as possible and in any event within five Business Days after the Chief Financial Officer of the Company has knowledge of the occurrence of each Default continuing on the date of such statement, a statement of such Chief Financial Officer setting forth details of such Default and the action which the Company has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all reports which the Company sends to its security holders, and copies of all reports and registration statements which become effective which the Company or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange; and

(v) such other information respecting the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request, including, without limitation, documents required by regulatory authorities with respect to “Know Your Customer” regulations.

Reports required to be delivered pursuant to clauses (i), (ii) and (iv) above shall be deemed to have been delivered on the date on which such report is posted on the SEC’s website at www.sec.gov, and such posting shall be deemed to satisfy the reporting requirements of clauses (i), (ii) and (iv) above for the information so posted; provided that in every instance (A) the Company shall provide paper copies of the certificate required by clauses (i) and (ii) above to the Agent on behalf of each of the Lenders until such time as the Agent shall provide the Company written notice otherwise and (B) the specified deadlines shall be delayed to the extent permitted pursuant to Rule 12b-25 of the Securities Exchange Act of 1934, as amended.

(c) Maintenance of Properties, Etc.  Cause all properties used or useful in the conduct of its business or the business of any Significant Subsidiary to be maintained and kept in good condition, repair and working order and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 5.01(c) shall prevent the Company or any Significant Subsidiary from discontinuing the operation or maintenance of any of such properties if such discontinuance is not materially adverse to the Lenders and, in the judgment of the Company, is desirable in the conduct of its business or the business of any Significant Subsidiary.

(d) Maintenance of Insurance.  Maintain, and cause each of its Significant Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Significant Subsidiary operates, provided that the Company may self-insure, or insure through captive insurers or insurance cooperatives, to the extent consistent with prudent business practices.

(e) Payment of Taxes, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a lien or encumbrance upon its property; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay and discharge (A) any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP, unless and until any lien or encumbrance resulting therefrom attaches to its property and becomes enforceable against its other creditors or (B) any taxes, assessments, charges, levies or claims as would not, individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of the Company and its Consolidated Subsidiaries taken as a whole.

(f) Preservation of Corporate Existence, Etc.  Preserve and maintain, and cause each of its Significant Subsidiaries to preserve and maintain, its corporate existence; provided, however, that the Company and its Significant Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(c).

SECTION 5.02. Negative Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Revolving Credit Commitment hereunder, the Company will not, without the written consent of the Required Lenders:

(a) Liens, Etc.  Create, incur, issue, assume or guarantee, or permit any Restricted Subsidiary to create, incur, issue, assume or guarantee, any Secured Debt.  The foregoing restrictions shall not apply to:

(1) Mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

(2) Mortgages on property or shares of stock existing at the time of acquisition of such property or stock by the Company or a Restricted Subsidiary or existing as of July 2, 2010;

(3) Mortgages to secure the payment of all or any part of the price of acquisition, construction or improvement of such property or stock by the Company or a Restricted Subsidiary, or to secure any Secured Debt incurred by the Company or a Restricted Subsidiary, prior to, at the time of, or within 360 days after the later of the acquisition or completion of construction (including any improvements on an existing property), which Secured Debt is incurred for the purpose of financing all or any part of the purchase price thereof or construction of improvements thereon; provided, however, that, in the case of any such acquisition, construction or improvement, the Mortgage shall not apply to any property theretofore owned by the Company or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore substantially unimproved real property on which the property or improvement so constructed is located;

(4) Mortgages securing Secured Debt of a Restricted Subsidiary owing to Company or to another Restricted Subsidiary;

(5) Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary;

(6) Mortgages on property of the Company or a Restricted Subsidiary in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or in favor of any other country or any political subdivision thereof, or any department, agency or instrumentality of such country or political subdivision, to secure partial progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages;

(7) Mortgages on property of the Company or a Restricted Subsidiary securing Derivatives Obligations; provided, however, that neither the Company nor any Restricted Subsidiary shall engage in any speculative transactions with respect to any such Derivatives Obligations;

(8) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Mortgage referred to in the foregoing clauses (1) through (7), inclusive, provided, however, that the principal amount of Secured Debt secured thereby shall not exceed the principal amount of Secured Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Mortgage so extended, renewed or replaced (plus improvements and construction on such property); or

(9) Mortgages upon any Principal Property, or any transfer or disposition of any Principal Property, that is created or implemented as a necessary component of a bond for title transaction, payment in lieu of tax agreement or other tax incentive vehicle designed to provide the Company or any Subsidiary with certain ad valorem property tax or other incentive savings.

Notwithstanding the foregoing provisions of this Section 5.02(a), the Company and any one or more Restricted Subsidiaries may create, incur, issue, assume or guarantee Secured Debt secured by a Mortgage which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other Secured Debt of the Company and its Restricted Subsidiaries which (if originally created, incurred, issued, assumed or guaranteed at such time) would otherwise be subject to the foregoing restrictions (not including Secured Debt permitted to be secured under clauses (1) through (9) above), does not at the time exceed 15% of the Consolidated Net Tangible Assets.

(b) Leverage Ratio.  Permit Consolidated Indebtedness less Cash to be more than 75% of Total Capital, where “Cash” means cash and cash equivalents and interest bearing assets with maturities of one year or less; and “Total Capital” means the sum of Shareholders’ Equity, Deferred Income Taxes and Consolidated Debt less Cash.  All such terms shall be as they appear on the Company’s published Consolidated financial statements and calculated under the GAAP applied by the Company on the date hereof in the preparation of its consolidated financial statements; provided, that the amount of any Indebtedness or Debt determined for purposes of any calculation required by this Section 5.02(b) shall at all times be determined as the then face value of such Indebtedness or Debt (or, in the case of any Indebtedness or Debt issued with original issue discount, the accreted value of such Indebtedness or Debt).

(c) Mergers, Etc.  Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions)

All or Substantially All of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Significant Subsidiaries to do so, except that (i) any Significant Subsidiary of the Company may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Company and (ii) any Significant Subsidiary of the Company may merge into or dispose of assets to the Company or any other Person, provided in each case that, immediately after giving effect to such proposed transaction, no Default would exist, and, in the case of any such merger to which the Company is a party the Company is the surviving corporation.  The foregoing restriction shall not apply to the Merger or the actions contemplated by the transactions described in the Merger Agreement.

(d) Pre-Merger Negative Covenants.  Prior to the consummation of the Merger, conduct any of the activities set forth on Schedule 5.02.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a) any Borrower shall fail to pay any principal of any Advance when the same becomes due and payable, or shall fail to pay any interest on any Advance or any fees or other amounts payable hereunder for a period of five days after the same becomes due and payable; or

(b) any representation or warranty made or deemed (under Section 3.03 or 3.04) to have been made by any Borrower (or any of its officers) in connection with this Agreement, or by any Designated Subsidiary in the Designation Letter pursuant to which such Designated Subsidiary became a Borrower hereunder, shall prove to have been incorrect or misleading in any material respect when made or deemed to have been made; or

(c) the Company shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.01(b)(iii) or 5.02 or (ii) any other term, covenant or agreement contained in this Agreement (other than those specified in Section 6.01(a) or 6.01(c)(i)) to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Agent or any Lender; or

(d) there shall be a default under any bond, debenture, note or other evidence of indebtedness for borrowed money or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for borrowed money by the Company or any Subsidiary or under any guarantee of payment by the Company or any Subsidiary of indebtedness for borrowed money, whether such indebtedness or guarantee now exists or shall hereafter be incurred or created (but excluding Debt created under this Agreement), and (i) with respect to a payment default, as a result of such payment default such indebtedness has, by acceleration or otherwise under the terms of such bond, debenture, note, mortgage, indenture, guarantee or payment or such other evidence of indebtedness, become due prior to its stated maturity, or (ii) with respect to any default other than a payment default, as a result of such default such indebtedness has, by acceleration or otherwise under the terms of such bond, debenture, note, mortgage, indenture, guarantee of payment or such other evidence of indebtedness, becomes due prior to its stated maturity and such default continues for a period of four Business Days after the date upon which such indebtedness has become due prior to its stated maturity (and, with respect to any guarantee, such default continues for a period of four Business Days after the Company has received written demand for payment under any such guarantee); provided, however, that no default under this Section 6.01(d) shall exist if all such defaults do not relate to such indebtedness or guarantees with an aggregate principal amount in excess of $100,000,000; or

(e) the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:  (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian of it or for All or Substantially All of its property; (iv) makes a general assignment for the benefit of creditors; (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any Significant Subsidiary in an involuntary case, (B) appoints a Custodian of the Company or any Significant Subsidiary or for All or Substantially All of its property, or (C) orders the liquidation of the Company or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 45 days; (vi) is the subject of an involuntary case which is not dismissed within 45 days after the filing thereof; (vii) fails to pay its debts generally as they become due or admits in writing its inability to pay its debts generally as they become due; or (viii) takes any corporate action to authorize the Company’s taking of any of the actions set forth in clause (i), (ii), (iii) or (iv) above.  “Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors.  The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law; or

(f) any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against the Company or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer has been notified of, and has not denied the claim made for payment of, the amount of such judgment or order; or

(g) a termination or wind up of, withdrawal from, or other similar event with respect to a Pension Plan has occurred which could reasonably be expected to result in liability under Title IV of ERISA (other than with respect to premiums payable to the PBGC) or, solely with respect to Pension Plans not subject to Title IV of ERISA, any similar liability under applicable law (including, without limitation, employer debt under Section 75 of the Pensions Act 1995 (as modified)) and such liability, individually or in the aggregate, would have a material adverse effect on the financial condition or results of operations of the Company and its Consolidated Subsidiaries, taken as a whole; or

(h) any provision of Article VII hereof shall for any reason cease to be valid and binding on or enforceable against the Company (unless the Company is released from its obligations under Article VII pursuant to Section 9.01(b)) or the Chief Financial Officer of the Company shall so state in writing by reference to this Section; or

(i) a Change of Control shall have occurred;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under any Bankruptcy Law, (A) the obligation of each Lender to make Advances to such Borrower shall automatically be terminated and (B) the Advances made to such Borrower, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

ARTICLE VII

GUARANTEE

SECTION 7.01. Unconditional Guarantee.  For valuable consideration, receipt whereof is hereby acknowledged, and to induce each Lender to make Advances to the Designated Subsidiaries and to induce the Agent to act hereunder, the Company hereby unconditionally and irrevocably guarantees to each Lender and the Agent the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all payment obligations of each of the other Borrowers existing at any time under this Agreement, whether for principal, interest, fees, expenses or otherwise (such obligations being the “Designated Subsidiary Obligations”).  Without limiting the generality of the foregoing, the Company's liability shall extend to all amounts that constitute part of the Designated Subsidiary Obligations and would be owed by any other Borrower to the Agent or any other Lender under this Agreement but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any such other Borrower.

SECTION 7.02. Guarantee Absolute.  The Company guarantees that the Designated Subsidiary Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender or the Agent with respect thereto.  The obligations of the Company under this Article VII are independent of the Designated Subsidiary Obligations, and a separate action or actions may be brought and prosecuted against the Company to enforce this Article VII, irrespective of whether any action is brought against any other Borrower or whether any other Borrower is joined in any such action or actions.  The liability of the Company under this guarantee shall be irrevocable absolute and unconditional irrespective of, and the Company hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of this Agreement or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Designated Subsidiary Obligations, or any other amendment or waiver of or any consent to departure from this Agreement;

(c) any taking, exchange, release or non-perfection of any collateral or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Designated Subsidiary Obligations;

(d) any change, restructuring or termination of the corporate structure or existence of any other Borrower; or

(e) any other circumstance, (including, without limitation, any statute of limitations to the fullest extent permitted by applicable law) which might otherwise constitute a defense available to, or a discharge of, the Company, any other Borrower or a guarantor.

This guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Designated Subsidiary Obligations is rescinded or must otherwise be returned by any of the Lenders or the Agent upon the insolvency, bankruptcy or reorganization of any other Borrower or otherwise, all as though such payment had not been made.

SECTION 7.03. Waivers.  (a) The Company hereby expressly waives diligence, notice of acceptance, presentment, demand for payment, protest, any requirement that any right or power be exhausted or any action be taken against any other Borrower or against any other guarantor of all or any portion of the Advances, and all other notices and demands whatsoever with respect to any of the Designated Subsidiary Obligations.

(b) The Company hereby waives any right to revoke this guaranty, and acknowledges that this guaranty is continuing in nature and applies to all Designated Subsidiary Obligations, whether existing now or in the future.

(c) The Company acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated herein and that the waivers set forth in this Article VII are knowingly made in contemplation of such benefits.

(d) The Company agrees that payments made by it pursuant to this Article VII will be subject to the provisions of Section 2.15 and Section 9.12 as if such payments were made by the Company in its capacity as a Borrower.

SECTION 7.04. Subrogation.  The Company will not exercise any rights that it may now or hereafter acquire against any other Borrower, any Designated Subsidiary or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Designated Subsidiary Obligations under this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any other Lender against another Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from another Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Designated Subsidiary Obligations and all other amounts payable under this guaranty shall have been paid in full in cash and the Commitments shall have expired or terminated.  If any amount shall be paid to the Company in violation of the preceding sentence at any time prior to the latest of (a) the payment in full in cash or immediately available funds of the Designated Subsidiary Obligations and all other amounts payable under this guaranty and (b) the Termination, such amount shall be held in trust for the benefit of the Agent and the other Lenders and shall forthwith be paid to the Agent to be credited and applied to the Designated Subsidiary Obligations and all other amounts payable under this guaranty, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Designated Subsidiary Obligations or other amounts payable under this guaranty thereafter arising.  If (i) the Company shall make payment to the Agent or any other Lender of all or any part of the Designated Subsidiary Obligations, (ii) all the Designated Subsidiary Obligations and all other amounts payable under this guaranty shall be paid in full in cash and (iii) the final Termination Date shall have occurred, the Agent and the other Lenders will, at the Company's request and expense, execute and deliver to the Company appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Company of an interest in the Designated Subsidiary Obligations resulting from such payment by the Company.  The Company acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waiver set forth in this section is knowingly made in contemplation on such benefits.

SECTION 7.05. Survival.  This guaranty is a continuing guarantee and shall (a) remain in full force and effect until latest of (i) the payment in full in cash of the Designated Subsidiary Obligations and all other amounts payable under this guaranty and (ii) the final Termination Date, (b) be binding upon the Company, its successors and assigns, (c) inure to the benefit of and be enforceable by each Lender (including each assignee Lender pursuant to Section 9.07) and the Agent and their respective successors, transferees and assigns and (d) shall be reinstated if at any time any payment to a Lender or the Agent hereunder is required to be restored by such Lender or the Agent.  Without limiting the generality of the foregoing clause (c), each Lender may assign or otherwise transfer its interest in any Advance to any other Person, and such other Person shall thereupon become vested with all the rights in respect thereof granted to such Lender herein or otherwise.

ARTICLE VIII

THE AGENT

SECTION 8.01. Authorization and Action.

(a) Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto.  As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law.  The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrowers pursuant to the terms of this Agreement.

(b) Each Lender hereby also appoints and authorizes Citibank International plc to act as Sub-Agent hereunder and to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Sub-Agent under Section 2.03 or as are otherwise from time to time delegated thereto by the Agent, together with such powers and discretions as are reasonably incidental thereto.  In such capacity, the Sub-Agent shall be entitled to the benefits of all of the provisions of this Article VIII (including, without limitation, Section 8.05) as if such provisions were set forth in full herein with respect thereto.

SECTION 8.02. Agent’s Reliance, Etc.  Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, the Agent:  (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assumption Agreement entered into by an Assuming Lender as provided in Section 2.19 or an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (ii) may consult with legal counsel (including counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with  the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Borrower or to inspect the property (including the books and records) of any Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by email or by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.03. Citibank and Affiliates.  With respect to its Revolving Credit Commitments, the Advances made by it and the Note issued to it,  Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citibank in its individual capacity.  Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Company, any of its Subsidiaries and any Person who may do business with or own securities of the Company or any such Subsidiary, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders.

SECTION 8.04. Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 8.05. Indemnification.  The Lenders agree to indemnify the Agent (to the extent not reimbursed by a Borrower), ratably according to the respective Revolving Credit Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent (acting in such capacity) in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Ratable Share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by a Borrower.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

SECTION 8.06. Successor Agent.  The Agent may resign at any time by giving written notice thereof to the Lenders and the Company and may be removed at any time with or without cause by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent which, so long as no Default shall have occurred and be continuing, shall be subject to the Company’s approval, which approval shall not be unreasonably withheld or delayed.  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 8.07. Other Agents.  Each Lender hereby acknowledges that none of the documentation agent, the syndication agent or any other Lender designated as any “Agent” (other than the Agent) on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc.  No amendment or waiver of any provision of this Agreement or the Revolving Credit Notes, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following:  (a) waive any of the conditions specified in Section 3.01, (b) release the Company from any of its obligations under Article VII or consent to the assignment or transfer by any Borrower of its rights and obligations under this Agreement, (c) change the percentage of the Revolving Credit Commitments or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (d) change Section 2.16 in a manner that would alter the Ratable Sharing of payments required thereby or any other provision with respect to the pro rata treatment of Lenders except as expressly permitted herein or (e) amend this Section 9.01; provided, further, that no amendment, waiver or consent shall, unless in writing and signed by all the Revolving Credit Lenders, do any of the following:  (a) except as contemplated by Section 2.19, increase the Revolving Credit Commitments of the Lenders or subject the Lenders to any additional obligations, (b) reduce the principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder or (c) postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

SECTION 9.02. Notices, Etc.

(a) All notices and other communications provided for hereunder shall be in writing (including email or facsimile communication) and mailed, emailed, faxed or delivered or as set forth in clause (c) below, if to the Company or to any Designated Subsidiary, at the Company’s address specified opposite its name on Schedule I hereto; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent or Sub-Agent, at the Agent’s or Sub-Agent’s address specified opposite its name on Schedule I hereto; or, as to any Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.  All such notices and communications shall be effective (i) if given by facsimile, when such facsimile is transmitted to the applicable facsimile number and telephonic confirmation is received, (ii) if given by mail, five Business Days after such communication is deposited in the mails with first class postage prepaid addressed as aforesaid or (iii) if given by any other means, when delivered at the appropriate address, except that notices and communications to the Agent or the Sub-Agent pursuant to Article II, III or VIII shall not be effective until received by the Agent.  Any notice, request or other communication given by facsimile shall also be given by personal delivery or by mail, but such notice, request or other communication given by facsimile shall be effective as set forth in clause (ii) above.  Delivery by facsimile of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b) Notwithstanding anything to the contrary contained in this Agreement or any Note, (i) any notice to the Borrowers or to any one of them required under this Agreement or any such Note that is delivered to the Company shall constitute effective notice to the Borrowers or to any such Borrower, including the Company and (ii) any Notice of Committed Borrowing or Notice of Competitive Bid Borrowing may be delivered by any Borrower or by the Company, on behalf of any other Borrower.  Each Designated Subsidiary hereby irrevocably appoints the Company as its authorized agent to receive and deliver notices in accordance with this Section 9.02, and hereby irrevocably agrees that (A) in the case of clause (i) of the immediately preceding sentence, the failure of the Company to give any notice referred to therein to any such Designated Subsidiary to which such notice applies shall not impair or affect the validity of such notice with respect thereto and (B) in the case of clause (ii) of the immediately preceding sentence, the delivery of any such notice by the Company, on behalf of any other Borrower, shall be binding on such other Borrower to the same extent as if such notice had been executed and delivered directly by such Borrower.

(c) So long as Citibank or any of its Affiliates is the Agent, materials as the Company and the Agent may agree in their sole discretion shall be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citi.com.  The Company agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Company, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (other than any Notice of Borrowing, request for Conversion or continuation of any Advances or notices constituting service of process or relating to legal process) (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”).  The Company acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(d) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or facsimile.  Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address(es) to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address(es) as such Lender shall instruct.  The Agent agrees that it will, upon any Lender’s reasonable request, furnish materials posted on the Platform to such Lender in hard copy to such Lender’s address for notices provided pursuant to paragraph (a) of this Section 9.02.

SECTION 9.03. No Waiver; Remedies.  No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses.

(a) The Company shall pay (i) all reasonable out-of-pocket expenses of the Agent, including but not limited to fees and disbursements of special counsel for the Agent, in connection with the preparation, execution and delivery of this Agreement, review or preparation of any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Agent, the Sub-Agent and the Lenders, including but not limited to fees and disbursements of outside counsel or the reasonable allocable costs and disbursements of any Lender’s in-house counsel, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom.

(b) The Company agrees to indemnify and hold harmless the Agent, the Sub-Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  Each Borrower also agrees not to assert any claim against the Agent, the Sub-Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.  This Section 9.04(b) shall not apply to taxes, which shall be governed exclusively by Section 2.15

(c) If any payment of principal with respect to any Eurocurrency Rate Advance or LIBO Rate Advance is made, or such Advance is Converted (pursuant to Section 2.03(d), 2.06(b), 2.11(a) or (b) or 2.13, acceleration of the maturity of the Advances pursuant to Section 6.01, upon an assignment of rights and obligations under this Agreement as a result of a demand by a Borrower pursuant to Section 9.07(a) or otherwise) on any day other than the last day of the Interest Period applicable thereto, or if any Borrower fails to borrow any Eurocurrency

Rate Advances or LIBO Rate Advances after notice has been given to the Agent in accordance with Section 2.02 or 2.03, such Borrower shall reimburse each Lender on demand for any resulting loss or expense incurred by it (or by an existing or prospective participant in the related Advance), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow; provided that such Lender shall have delivered to the Company a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error; and provided further that in cases where a Lender has granted a participation in an Advance, the aggregate amount of losses and expenses demanded by such Lender shall not exceed the aggregate amount of losses and expenses that such Lender would have incurred had it not granted such participation.

(d) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Sections 2.12, 2.15 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes and the termination in whole of the Revolving Credit Commitments hereunder; provided, however, that the obligations of the Borrowers contained in Sections 2.12, 2.15 and 9.04 shall terminate upon the third anniversary of the later of such payment and termination of the Revolving Credit Commitments except to the extent of any claims that have not been fully satisfied in accordance with the terms of such Sections; and provided further that each Lender and the Agent (as the case may be) agrees to make written demand upon the applicable Borrower no later than six months after such Lender or the Agent (as the case may be) receives actual knowledge of the event giving rise to a claim under Sections 2.12, 2.15 and 9.04 and its effect upon this Agreement and if such Lender or the Agent fails to give such notice within such time limitation, such Borrower shall have no obligation to pay any amount thereunder arising prior to the 180th day preceding such demand.

SECTION 9.05. Right of Set-off.  Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of any Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured.  Each Lender agrees promptly to notify applicable Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 9.06. Binding Effect.  This Agreement shall become effective (other than Sections 2.01 and 2.03, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Company and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of each Borrower, the Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of each of the Lenders.

SECTION 9.07. Assignments and Participations.

(a) Except as expressly permitted by Section 5.02(c), neither the Company nor any Borrower may assign or otherwise transfer any of its rights hereunder without the prior written consent of the Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).  Each Lender may and, if demanded by a Borrower (following a demand by such Lender pursuant to Section 2.12, upon a requirement to pay or indemnify Indemnified Taxes with respect to such Lender pursuant to Section 2.15 or upon such Lender becoming a Defaulting Lender) upon at least five Business Days’ notice to such Lender and the Agent will (at the Borrower’s sole expense), assign, with the consent, not to be unreasonably withheld, of the Agent and the Company, to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of one or more of its Revolving Credit Commitments, the Advances (other than Competitive Bid Advances) owing to it, and the Note or Notes (other than Competitive Bid Notes) held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement under the Facility under which such Lender has a Revolving Credit Commitment, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Revolving Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $20,000,000 or an integral multiple of $1,000,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by a Borrower pursuant to this Section 9.07(a) shall be arranged by such Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by a Borrower pursuant to this Section 9.07(a) unless and until such Lender shall have received one or more payments from either such Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment, provided, however, that in the case of an assignment made as a result of a demand by a Borrower, such recordation fee shall be payable by such Borrower except that no recordation fee shall be payable in the case of an assignment made at the request of a Borrower to an Eligible Assignee that is an existing Lender, and provided further that no such assignment shall be made to a Defaulting Lender.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Borrowers of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, the Sub-Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent and the Sub-Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent and the Sub-Agent, respectively, by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Revolving Credit Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company and each other Borrower.

(d) The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment of, and principal and interest amounts of the Advances owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes absent manifest error, and the Company, each other Borrower, the Agent, the Sub-Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  In addition, the Agent shall maintain on the Register information regarding the designation and revocation of designation of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Company, any other Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Each Lender may sell participations to one or more banks or other entities (other than the Company or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Revolving Credit Commitments to the Company and the other Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Company and each other Borrower, the Agent, the Sub-Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(f) Any Lender may, in connection with an assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to an existing or proposed assignee or participant any information relating to the Company or any Borrower furnished to such Lender by or on behalf of the Company or such Borrower; provided, however, that, prior to any such disclosure, the existing or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Company or any Borrower received by it from such Lender.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may, without the consent of the Company or the Agent, (i) at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System and (ii) assign, with notice to the Company and the Agent, all or part of its rights or obligations under this Agreement to any of its Affiliates that is engaged in the business of commercial banking or any other Lender.

SECTION 9.08. Designated Subsidiaries.

(a) Designated Subsidiaries (Bid only).  The Company may at any time, and from time to time, by delivery to the Agent of a Designation Letter duly executed by the Company and the respective Subsidiary and substantially in the form of Exhibit D hereto, designate such Subsidiary as a “Designated Subsidiary (Bid only)” for purposes of this Agreement and such Subsidiary shall thereupon become a “Designated Subsidiary (Bid only)” for purposes of this Agreement and, as such, shall have all of the rights under Section 2.03 and obligations of a Borrower hereunder.  The Agent shall promptly notify each Lender of each such designation by the Company and the identity of the respective Subsidiary.

(b) Other Designated Subsidiaries.  The Company may at any time, and from time to time, notify the Agent that the Company intends to designate a Subsidiary as a “Designated Subsidiary” for purposes of this Agreement.  On or after the date that is six (6)

Business Days (or such shorter period acceptable to the Lenders) after such notice, upon delivery to the Agent and each Lender of a Designation Letter duly executed by the Company and the respective Subsidiary and substantially in the form of Exhibit D hereto, such Subsidiary shall thereupon become a “Designated Subsidiary” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder.  The Agent shall promptly notify each Lender of the Company’s notice of such pending designation by the Company and the identity of the respective Subsidiary.  Following the giving of any notice pursuant to this Section 9.07(a), if the designation of such Designated Subsidiary obligates the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Agent or any Lender in order for the Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.

(i)           If the Company shall designate as a Designated Subsidiary hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Agent and the Company, fulfill its Revolving Credit Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Designated Subsidiary (and such Lender shall, to the extent of Advances made be deemed for all purposes hereof to have pro tanto assigned such Advances to such Affiliate in compliance with the provisions of Section 9.07).

(ii)           As soon as practicable after receiving notice from the Company or the Agent of the Company’s intent to designate a Subsidiary as a Designated Subsidiary, and in any event no later than three Business Days after the delivery of such notice, for a Designated Subsidiary that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Designated Subsidiary directly or through an Affiliate of such Lender as provided in the immediately preceding paragraph (a “Protesting Lender”) shall so notify the Company and the Agent in writing, which notice shall include a detailed explanation with respect to such illegality.  With respect to each Protesting Lender, the Company shall, effective on or before the date that such Designated Subsidiary shall have the right to borrow hereunder, either (A) notify the Agent and such Protesting Lender that the Revolving Credit Commitments of such Protesting Lender shall be terminated; provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Credit Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the relevant Designated Subsidiary (in the case of all other amounts), (B) cancel its request to designate such Subsidiary as a “Designated Subsidiary” hereunder or (C) designate such Subsidiary as a “Designated Subsidiary (Bid only)” hereunder.  The Company may from time to time re-characterize a Designated Subsidiary (Bid only) as a Designated Subsidiary with full rights under Section 2.01 if the Company has taken such action with respect to each Protesting Lender as is specified in clause (A) above.

SECTION 9.09. Confidentiality.  Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any Note or any action or proceeding relating to this Agreement or any Note or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative, credit insurance or similar transaction under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower, provided that such source was not, to the knowledge of the Agent or such Lender, bound by a confidentiality agreement with, or obligation of secrecy to, a Borrower.

For purposes of this Section, “Information” means all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Company or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.

SECTION 9.10. Governing Law.  This Agreement, each Designation Letter and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.11. Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.12. Judgment.

(a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under the Notes in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at  Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(b) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under the Notes in a Committed Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase such Committed Currency with Dollars at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(c) The obligation of any Borrower in respect of any sum due from it to any Lender or the Agent hereunder or under a Note held by such Lender shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be) of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase Dollars with such other currency; if the Dollars so purchased are less than such sum due to such Lender or the Agent (as the case may be) in Dollars, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the Dollars so purchased exceed such sum due to any Lender or the Agent (as the case may be) in Dollars, such Lender or the Agent (as the case may be) agrees to remit to such Borrower such excess.

SECTION 9.13. Jurisdiction, Etc.

(a) Each Borrower domiciled in the United States, the Agent and each Lender from time to time hereto, hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  The Company hereby agrees that service of process in any such action or proceeding brought in any such New York State court or in such federal court may be made upon National Registered Agents, Inc., 875 Avenue of the Americas, Suite 501, New York, New York 10001 (the “Process Agent”) and each Designated Subsidiary hereby irrevocably appoints the Process Agent its authorized agent to accept such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.  Each Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Borrower at its address specified pursuant to Section 9.02.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to serve legal process in any other manner permitted by law or to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.14. Substitution of Currency.  If a change in any Committed Currency occurs pursuant to any subsequent applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definitions of Eurocurrency Rate and LIBO Rate) will be amended to the extent determined by the Agent (acting reasonably and in consultation with the Company) to be necessary to reflect the change in currency and to put the Lenders and the Borrowers in the same position, so far as possible, that they would have been in if no change in such Committed Currency had occurred.

SECTION 9.15. Power of Attorney.  Each Subsidiary of the Company may from time to time authorize and appoint the Company as its attorney-in-fact to execute and deliver (a) any amendment, waiver or consent in accordance with Section 9.01 on behalf of and in the name of such Subsidiary and (b) any notice or other communication hereunder, on behalf of and in the name of such Subsidiary.  Such authorization shall become effective as of the date on which such Subsidiary delivers to the Agent a power of attorney enforceable under applicable law and any additional information to the Agent as necessary to make such power of attorney the legal, valid and binding obligation of such Subsidiary.

SECTION 9.16. Patriot Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Agent, as applicable, to identify such Borrower in accordance with the Act.

[SIGNATURE PAGES FOLLOW]

INTERNATIONAL CCE INC.

By:           /s/ Joyce King-Lavinder
Name:  Joyce King-Lavinder
Title:  Vice President and Treasurer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CITIBANK, N.A., as Agent and as a Lender

By:           /s/ Andrew Sidford
Name:  Andrew Sidford
Title:  Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CITIBANK INTERNATIONAL PLC, as Sub-Agent

By:           /s/ Alasdair Watson
Name:  Alasdair Watson
Title:  Assistant Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:           /s/ Frederick W. Laird
Name:  Frederick W. Laird
Title:  Managing Director

By:           /s/ Heidi Sandquist
Name:  Heidi Sandquist
Title:  Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

DEUTSCHE BANK AG LONDON
BRANCH, as a Lender

By:           /s/ Tim Hallaways
Name:  Tim Hallaways
Title:  Vice President

By:           /s/ Julian Puddick
Name:  Julian Puddick
Title:  Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:           /s/ Jay Chall
Name:  Jay Chall
Title:  Director

By:           /s/ Daniel Wiget
Name:  Daniel Wiget
Title:  Assistant Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as a Lender

By:           /s/ William F. Sweeney
Name:  William F. Sweeney
Title:  Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BARCLAYS BANK PLC, as a Lender

By:           /s/ David Barton
Name:  David Barton
Title:  Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BNP PARIBAS, as a Lender

By:           /s/ Curt Price
Name:  Curt Price
Title:  Managing Director

By:           /s/ Michael Pearce
Name:  Michael Pearce
Title:  Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

HSBC BANK USA, N.A., as a Lender

By:           /s/ Bradley A. Olsen
Name:  Bradley A. Olsen
Title:  Assistant Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

THE ROYAL BANK OF SCOTLAND, PLC, as a Lender

By:           /s/ Scott MacVicar
Name:  Scott MacVicar
Title:  Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Schedule 5.02

Pre-Merger Negative Covenants

1.
Debt.  Prior to the consummation of the Merger, create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except (i) the issuance of Debt pursuant to clause (ii) of the definition of “Debt” and the issuance of commercial paper in an amount not to exceed $3,500,000,000 in the aggregate, (ii) any Debt under this Agreement, in each case for the sole purpose of financing the Merger and the transactions contemplated by the Merger Agreement and (iii) capitalized lease obligations not to exceed $50,000,000 in the aggregate.

2.
Negative Pledges.   Prior to the consummation of the Merger, enter into or suffer to exist or become effective any agreement prohibiting or limiting the ability of the Company or any Restricted Subsidiary of the Company to create, incur, assume or suffer to exist any Mortgage upon any of the proceeds of the Advances or the Debt permitted by Section 1 above (except pursuant to the terms of such Debt as permitted by Section 1 above), including any agreement requiring any other Indebtedness or contractual obligation to be equally and ratably secured with the Advances or the Debt permitted by Section 1 above.

3.
Conduct Prior to Consummation of Merger.  Prior to the consummation of the Merger, engage in any activity other than in connection with the issuance of Debt permitted pursuant to Section 1 above, effecting the Merger, and other activities reasonably incidental thereto and with the consummation of the Merger.

4.
Modifications to Merger Agreement.  Enter into or permit amendments, modifications, supplements or waivers to the Merger Agreement except for amendments, modifications, supplements or waivers that would not be materially adverse to the interests of the Lenders.